UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Pandora Media, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2101 Webster Street, Suite 1650
Oakland, CA 94612
(510) 451-4100
Dear Stockholder:
We cordially invite you to attend the Pandora Media, Inc. 2018 Annual Meeting of Stockholders, which will be held on May 21, 2018 at One Kaiser Plaza, Suite 235, Oakland, California 94612 at 9:00 a.m. Pacific Time. Doors open at 8:30 a.m. Pacific Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting. At the Annual Meeting, stockholders will vote on a number of important matters.
Our Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2017, along with a discussion and analysis of our financial results. Please take the time to review our Annual Report and to read carefully each of the proposals described in the attached Proxy Statement.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone, or if you have elected to receive printed proxy materials, you may vote by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you may vote in person. Please see the sections "If I am a stockholder of record of Pandora shares, how do I vote?" and "If I am the beneficial owner of Pandora shares held in street name, how do I vote?" in the Proxy Statement for additional instructions on how to vote your shares.
You may submit questions in advance of the Annual Meeting by email to shareholder@pandora.com, and we will respond to as many inquiries as time allows.
We will be using the "Notice and Access" method of providing proxy materials to stockholders via the Internet. This process will provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail on or about [___], 2018 to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report, including our Annual Report on Form 10-K, and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.
We also make available at our Investor Relations website free of charge a variety of information for investors, and we encourage you to visit the website at http://investor.pandora.com to learn more about Pandora. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us.
On behalf of the Board of Directors, thank you for your continued support and ownership of Pandora Media, Inc.

Respectfully,

Roger Lynch
Chief Executive Officer
[___], 2018

Pandora Media, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2018

TO OUR STOCKHOLDERS:

The 2018 Annual Meeting of Stockholders of Pandora Media, Inc. will be held on May 21, 2018, beginning at 9:00 a.m. Pacific Time, at One Kaiser Plaza, Suite 235, Oakland, California 94612, for the following purposes:

1.	To elect the three Class I directors named in the proxy statement to serve until our 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote to approve the compensation of our named executive officers;

3.	To hold an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018;

5.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove certain foreign ownership restrictions on our stock; and

6.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice. Our board of directors has fixed the close of business on March 26, 2018 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting.
We will mail to our stockholders of record and beneficial owners on or about [___], 2018 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2017, via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 21, 2018: This proxy statement, along with our Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2017, are available on the following website: http://investor.pandora.com in the "Annual Reports and Proxies" section.
All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, please vote as soon as possible.

By order of the board of directors,

Stephen Bené
General Counsel and Corporate Secretary

Oakland, California
[___], 2018

Pandora Media, Inc.
2101 Webster Street, Suite 1650
Oakland, CA 94612
(510) 451-4100

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the board of directors of Pandora Media, Inc. ("Pandora" or "the Company") for use at our 2018 Annual Meeting of Stockholders, or at any postponement or adjournment of the meeting ("Annual Meeting").

These proxy solicitation materials are first being made available on or about [___], 2018, together with our Annual Report on Form 10-K for the year ended December 31, 2017 ("Annual Report"), to all stockholders of record at the close of business on March 26, 2018.

ABOUT THE MEETING

When and where is the meeting being held?

Our Annual Meeting is being held on May 21, 2018, beginning at 9:00 a.m. Pacific Time, at One Kaiser Plaza, Suite 235, Oakland, California 94612. Doors open at 8:30 a.m. Pacific Time.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act on the matters outlined in the notice of Annual Meeting on the cover page of this proxy statement, namely,

•	the election of the three Class I directors named in this proxy statement to serve until our 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	hold an advisory vote to approve the compensation of our named executive officers;

•	hold an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018;

•	the amendment to the Company’s Amended and Restated Certificate of Incorporation to remove certain foreign ownership restrictions on our stock; and

•	any other matters that may properly be presented at the Annual Meeting.

Who is entitled to notice of and to vote at the meeting?

We have two classes of stock: common stock, $0.0001 par value per share ("common stock"), and Series A redeemable convertible preferred stock, $0.0001 par value per share ("preferred stock", and together with the common stock ("stock")). You are entitled to receive notice of and to vote at our Annual Meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our stock at the close of business on March 26, 2018, the record date for the meeting (the "Record Date"). Each common stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had 255,019,043 shares of common stock outstanding and entitled to vote at the Annual Meeting and 480,000 shares of preferred stock outstanding entitled to 47,409,742 votes at the Annual Meeting, which number is equal to the number of shares of common stock into which the shares of preferred stock could be converted on t he Record Date, rounded to the nearest share. Holders of preferred stock are entitled to vote as a single class with the holders of our common stock on all matters submitted to a vote of the holders of common stock.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a paper copy of printed materials?

We are permitted to furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about [___], 2018, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our Annual Report via the Internet and how to vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our Annual Meeting on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in "street name"?

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

What is "householding" and how does it affect me?

The Securities and Exchange Commission (the "SEC") has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as "householding," can provide extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Pandora stockholders may be "householding" our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in "householding."

If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (510) 842-6960. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

If I am a stockholder of record of Pandora shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy on the Internet, by telephone or by mail, all as described below. We recommend that you vote by proxy even if you plan to attend the Annual

Meeting so that your vote will be counted even if you later decide not to attend the meeting. You can always change your vote at the meeting. The Internet and telephone voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return a written proxy card by mail. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 20, 2018.

By Internet:    You may submit your proxy over the Internet by going to www.proxyvote.com and completing an electronic proxy card in accordance with the instructions provided on the proxy card.

By Telephone:    If you have elected to receive printed proxy materials, you may submit your proxy by telephone in accordance with the instructions provided on the proxy card.

By Mail:    If you have elected to receive printed proxy materials, you may choose to vote by mail by marking your proxy card, dating and signing it and returning it in the postage-paid envelope provided by following the instructions on the proxy card. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to vote by mail.

In Person:    You may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If I am the beneficial owner of Pandora shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote in person at the Annual Meeting (subject to obtaining a "legal proxy" as described below) or by proxy on the Internet, by telephone or by mail, by following the voting instructions you will receive from the holder of record, which is the brokerage firm, bank, broker dealer, or other similar organization holding your shares. You must follow these voting instructions to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a "legal proxy" from the holder of record (your broker, bank, trustee, or nominee that holds your shares) giving you the right to vote the shares at the meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the Annual Meeting. If you are a stockholder of record of Pandora shares, you may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. If you are a beneficial owner of Pandora shares, you may change your vote by submitting new voting instructions to the holder of record (your broker, bank, trustee, or nominee that holds your shares) following the instructions they provided or, if you have obtained a legal proxy from the holder of record (your broker, bank, trustee, or nominee that holds your shares) giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What if I don’t give specific voting instructions?

Stockholders of Record:    If you are a stockholder of record and you indicate that you wish to vote as recommended by our board of directors, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted "FOR" all of the director nominees, "FOR" Proposal 2, 4 and 5, and "3 YEARS" for Proposal 3. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner of Pandora Shares Held in Street Name:    If you are a beneficial owner of Pandora shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker, bank, trustee or other nominee will vote your shares only on those proposals on which it has discretion to vote; if your broker, bank, trustee or nominee does not have discretion to vote, your returned proxy will be considered a "broker non-vote." Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker, bank, trustee or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors (Proposal 1), advisory votes to approve the compensation of our named executive officers (Proposal 2), the frequency of future stockholder advisory votes to approve the compensation of our named executive officers (Proposal 3) and the amendment to the Company’s Amended and Restated Certificate of Incorporation (Proposal 5). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4).

What constitutes a quorum?

The meeting will be held if stockholders holding a majority of the shares entitled to vote are present at the Annual Meeting, either in person or by proxy. This is called a quorum for the transaction of business. Your shares will be counted for purposes of determining if there is a quorum if you properly cast your vote in person at the meeting, electronically or telephonically, or if a proxy card has been properly submitted by you or on your behalf. Votes "for" and "against," and proxies received but marked as "abstentions" and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal		Voting Requirement

1.	To elect the three Class I directors named in the proxy statement to serve until our 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
Directors are elected by a plurality of votes cast. This means that the three nominees receiving the highest number of affirmative votes of the shares of stock present in person or represented by proxy and entitled to vote will be elected as the Class I directors.

2.	To hold an advisory vote to approve the compensation of our named executive officers.	The affirmative vote of a majority of the shares of stock present in person or represented by proxy and entitled to vote will be required to approve this proposal.
3.	To hold an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.	The affirmative vote of a majority of the shares of stock present in person or represented by proxy and entitled to vote will be required to approve this proposal.
4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.	The affirmative vote of a majority of the shares of stock present in person or represented by proxy and entitled to vote will be required to approve this proposal.
5.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove certain foreign ownership restrictions on our stock.	The affirmative vote of a majority of the shares of stock outstanding will be required to approve this proposal.

If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption generally will require the affirmative vote of a majority of the shares of stock present in person or represented by proxy and entitled to vote on that matter.

How are abstentions and broker non-votes treated?

In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. A properly executed proxy marked "abstain" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposal 2, Proposal 3, Proposal 4 and Proposal 5.

If you hold your shares in "street name" through a broker, bank, trustee or other nominee, your broker, bank, trustee or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors (Proposal 1), the advisory vote to approve the compensation of our named executive officers (Proposal 2), the advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers (Proposal 3) and the amendment to the Company’s Amended and Restated Certificate of Incorporation (Proposal 5). Therefore, if you do not give your broker, bank, trustee or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such "broker non-votes" will be counted in determining whether there is a quorum. As "broker non-votes" are not considered entitled to vote on Proposal 1, 2, and 3, "broker non-votes" will have no effect on the outcome of these proposals other than reducing the number of shares present in person or by proxy and entitled to vote on the item from which a majority is calculated. “Broker non-votes” and any abstentions will, however, have the same effect as votes against the proposal to amend our Amended and Restated Certificate of Incorporation (Proposal 5) due to the fact that a vote by a majority of the shares of stock outstanding is required to approve the proposal.

What are the recommendations of the board of directors?

Our board of directors recommends that you vote:

"FOR" the election of the three Class I director nominees;

"FOR" approval of the compensation of the named executive officers;

"THREE YEARS" with respect to the frequency of future stockholder advisory votes to approve the compensation of our named executive officers;

"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

"FOR" the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation.

Who will count the votes?

Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

Preliminary voting results will be announced at the Annual Meeting and final results will be published in a Current Report on Form 8-K filed within four business days after the Annual Meeting.

Is Pandora paying the cost of this proxy solicitation?

Yes. We will pay the costs of printing, mailing and distributing these proxy materials and soliciting votes. We may request banks, brokers other custodians, nominees and fiduciaries to solicit their customers who own our shares and we will reimburse them for their reasonable out-of-pocket expenses. We have also retained Alliance Advisors, a proxy solicitation firm, to assist in the solicitation of proxies, as need be, for a fee of approximately $19,000, plus reimbursement of expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTORS

Recommendation of the Board of Directors

The board of directors recommends that you vote "FOR" the election of each of the nominated directors as described below.

Class I Director Nominees

Our certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III, each of which currently consist of three directors. The three Class I directorships are up for election at the Annual Meeting to a three-year term expiring on the date of the 2021 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

Our board of directors has nominated Roger Faxon, Timothy Leiweke and Mickie Rosen for election as the Class I directors at the Annual Meeting.

The nominees were selected by the board of directors upon the recommendation of the nominating and corporate governance committee. The nominees have a long record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of the nominees that led the board to conclude that the individuals should serve as directors are described in the nominees' biographies below.

Required Vote

Directors are elected by a plurality of the votes cast. The Class I nominees who receive the most votes will be elected as the Class I directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Nominees for Class I Directors (Term Expiring on the Date of the 2021 Annual Meeting of Stockholders)

Roger Faxon	Director since June 2015
Timothy Leiweke	Director since April 2015
Mickie Rosen	Director since September 2015

Continuing Class II Directors (Terms Expiring on the Date of the 2019 Annual Meeting of Stockholders)

David Frear	Director since September 2017
Michael Lynton	Director since August 2017
James Meyer	Director since September 2017

Continuing Class III Directors (Term Expiring on the Date of the 2020 Annual Meeting of Stockholders)

Jason Hirschhorn	Director since June 2017
Roger Lynch	Director since September 2017
Gregory Maffei	Director since September 2017

Set forth below is each director’s and each director nominee’s name and age as of the record date and his or her principal occupation, business history and public company directorships held during the past five years.

Roger Faxon, age 69, has served on our board of directors since June 2015. Since 2012, Mr. Faxon has been owner and chief executive of A&R Investments, an investment and consulting firm focused on the media and communications industries. Mr. Faxon also currently serves on the board of ITV plc, where he is a member of its nomination and compensation committees. Mr. Faxon is also chairman of the board of Mirriad plc. Previously, from 1994 to 2012, Mr. Faxon held various positions at the EMI Group, a music recording and publishing company, including chief executive officer of the music publishing division and most recently as chief executive officer. From 1991 to 1994 he served as the managing director of So theby’s Europe, the art auction house. Mr. Faxon holds a Bachelor of Arts degree from The Johns Hopkins University, where he currently serves on its board of directors. We believe Mr. Faxon is qualified to serve on the board of directors due to his operational experience in the music industry.

David Frear, age 61, has served on our board of directors since September 2017. Since June 2015, Mr. Frear has served as the Senior Executive Vice President and Chief Financial Officer of Sirius XM Holdings Inc. From June 2003 to June 2015, he served as Executive Vice President and Chief Financial Officer of Sirius XM. From 1999 to 2003, Mr. Frear was Executive Vice President and Chief Financial Officer of Savvis Communications Corporation, a global managed service provider, delivering internet protocol applications for business customers. Mr. Frear also served as a director of Savvis. From 1993 to 1998, Mr. Frear was Senior Vice President and Chief Financial Officer of Orion Network Systems Inc., an international satellite communications company that was acquired by Loral Space & Communications Ltd. in 1998. From 1990 to 1993, Mr. Frear was Chief Financial Officer of Millicom Incorporated, a cellular, paging and cable television company. Prior to joining Millicom, he was an investment banker at Bear, Stearns & Co., Inc. and Credit Suisse. Mr. Frear is a member of the board of directors of The NASDAQ Stock Market LLC, NASDAQ PHLX LLC, and NASDAQ BX, Inc., subsidiaries of Nasdaq, Inc., a leading provider of trading, clearing, exchange technology, listing, information and public company services. We believe Mr. Frear is qualified to serve on the board of directors due to his substantial financial expertise and his experience in the music and technology industries.

Jason Hirschhorn, age 47, has served on our board of directors since June 2017. Since 2013, Mr. Hirschhorn has served as the chief executive officer and chief curator at REDEF Group, Inc., a company that creates curated information streams focused on specific industries and pop culture. Mr. Hirschhorn has had other substantial business experience, including serving as chief product officer and co-president of MySpace, Inc. from 2009 to 2010 and president of Sling Media, Inc. from 2006 to 2009. Mr. Hirschhorn also held several positions at MTV Networks Company from 2000 to 2006, including chief digital officer; senior vice president, digital music and media; senior vice president, CMT.com and VH1.com; and vice president, product development, Sonicnet. Prior to joining MTV Networks, he founded and was president and chief executive officer of Mischief New Media, Inc., which was sold to Viacom in 2000. Since 2011, Mr. Hirschhorn has served as a member of the board of directors of Metro-Goldwyn-Mayer Studios, Inc. Mr. Hirschhorn is also the chair of the digital advisory group of Sundance Institute. Mr. Hirschhorn holds a Bachelor of Science degree in international business and marketing from New York University. We believe that Mr. Hirschhorn is qualified to serve as a member of our board of directors due to his extensive experience in the music industry, new technologies and social networking.

Timothy Leiweke, age 60, has served on our board of directors since April 2015. Mr. Leiweke currently serves as the chief executive officer of Oak View Group, a Los Angeles-based entertainment advisory, development and investment company. From 2013 to 2015, Mr. Leiweke served as the president and chief executive officer of Maple Leaf Sports & Entertainment, a professional sports and commercial real estate company, which is the parent company of the Toronto Maple Leafs, Toronto Raptors, Toronto FC and the Toronto Marlies. From 1996 to 2013, he was the president and chief executive officer of Anschutz Entertainment Group (AEG), a sporting and music entertainment presenter. From 1995 to 1996, he served as president and CEO for U.S. Skiing, the national governing body for Olympic skiing. Prior to that, he served as president of the Denver Nuggets, a professional basketball team, from 1991 to 1995. Mr. Leiweke holds an honorary doctorate from California State University. We believe Mr. Leiweke is qualified to serve on our board of directors due to his vast experience and background in the entertainment and events industry.

Roger Lynch, age 55, has served on our board of directors and as our chief executive officer and president since September 2017. Prior to joining Pandora, Mr. Lynch served as chief executive officer of Sling TV Holding L.L.C., a subsidiary of DISH Network, from July 2012 to August 2017. Mr. Lynch also served as executive vice president, advanced technologies for DISH Network from November 2009 to August 2017. He previously served as executive vice president, advanced technologies for EchoStar from November 2009 to December 2014. Prior to joining DISH Network, Mr. Lynch served as chairman and CEO of Video Networks International, Ltd., an IPTV technology company in the United Kingdom. Mr. Lynch holds a Bachelor of Science degree in physics from the University of Southern California and a Master of Business Administration degree from the Tuck School of Business at Dartmouth College. We believe that Mr. Lynch is qualified to serve on our board of directors due to the perspective, experience and operational expertise he brings as our chief executive officer and his background in media and subscription content industries.

Michael Lynton, age 58, has served on our board of directors since August 2017. Mr. Lynton currently serves as the chairman of the board of directors of Snap, Inc. Mr. Lynton previously served as the CEO of Sony Entertainment Inc., an international entertainment company, from April 2012 until Feb 2017, chairman and CEO of Sony Pictures Entertainment from January 2004 until May 2017, Co-CEO of Sony Entertainment from January 2004 until August 2017 and CEO of Sony Corporation of America from January 2004 until August 2017. Mr. Lynton has also served as a member of the board of directors of Ares Management, L.P. since 2014, where he currently serves on the audit committee, and as a member of the board of directors of Pearson plc since 2018, where he currently serves on the audit committee. Mr. Lynton holds a Bachelor of Arts degree in history and literature from Harvard College and a Masters of Business Administration degree from Harvard Business School. We believe that Mr. Lynton is qualified to serve on our board of directors due to his extensive expertise in media and social media industries and his perspective as a former CEO.

Gregory Maffei, age 57, has served as a director and the chairman of our board of directors since September 2017. Mr. Maffei has served as a director and the president and CEO of Liberty Media Corporation (including its predecessor) since May 2007 and Liberty Broadband Corporation since June 2014. He has served as a director, the president and CEO of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its chairman of the board since June 2015. He has served as the president and CEO of Liberty Interactive Corporation (including its predecessor) since February 2006 and as a director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as (i) the chairman of the board of TripAdvisor, Inc. since February 2013, (ii) the chairman of the board of Live Nation Entertainment, Inc. since March 2013 and as a director since February 2011, (iii) the chairman of the board of Sirius XM Holdings Inc. since April 2013 and as a director since March 2009, (iv) a director of Zillow Group, Inc. since February 2015, where he also serves on the audit committee, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015, and (v) a director of Charter Communications, Inc. since May 2013. Mr. Maffei served as a (i) a director of DIRECTV and its predecessors from February 2008 to June 2010, (ii) a director of Electronic Arts, Inc. from June 2003 to July 2013, (iii) a director of Barnes & Noble, Inc. from September 2011 to April 2014 and (iv) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016. We believe that Mr. Maffei is qualified to serve on our board of directors due to his significant financial and operational experience based on his senior policy-making positions at Liberty Media, Liberty Interactive, Liberty TripAdvisor, Liberty Broadband, Oracle, 360networks and Microsoft. He also provides the board with executive leadership perspective on the operations and management of large public companies, including companies in the technology, media and telecommunications space.

James Meyer, age 63, has served on our board of directors since September 2017. Mr. Meyer currently serves as the chief executive officer of Sirius XM, a position he has held since December 2012. He has also been chairman of the board of directors and a director of Sirius XM since January 2013.  Previously, Mr. Meyer was president, operations and sales, of Sirius XM. Prior to joining Sirius XM in May 2004, Mr. Meyer was the president of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the senior executive vice president of digital media solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held several senior management positions at General Electric and RCA. Mr. Meyer is chairman of the board of directors and a director of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation). Mr. Meyer holds a Bachelor of Science degree in economics and a Master in Business Administration degree from St. Bonaventure University. We believe that Mr. Meyer is qualified to serve on our board of directors due to his extensive managerial experience, both at Sirius XM and Thomson, and his critical industry, technology and operational insights.

Mickie Rosen, age 50, has served on our board of directors since September 2015. Since October 2017, Ms. Rosen has served as the president of the Los Angeles Times. From October 2013 to October 2017, Ms. Rosen advised Fortune 100 companies and growth and early stage startups regarding strategy and operations as a co-founder of Whisper Advisors and principal of Mickie Rosen Consulting. From 2011 to 2013, Ms. Rosen held various positions at Yahoo!, most recently as SVP of global media & commerce, where she led the media division globally, overseeing product, design, engineering, editorial, business development, partnerships, and marketing solutions. From 2008 to 2011, Ms. Rosen was a partner with digital media venture capital firm, Fuse Capital, where she also co-founded and incubated Tecca, a service helping consumers navigate personal technologies. From 2006 to 2008, she was the SVP and GM of Entertainment for Fox Interactive Media and from 2002 to 2006, Ms. Rosen was the head of product development, marketing, and PR for Fandango. Ms. Rosen has also held executive roles with Quisic, an e-learning start-up, and The Walt Disney Company's Corporate Alliances group and, prior to those roles, was a consultant for McKinsey & Company. Ms. Rosen holds a Bachelors of Arts degree in economics from the University of California at San Diego and a Master in Business Administration degree from Harvard Business School. We believe that Ms. Rosen is qualified to serve on our board of directors due to her strategic and operational expertise in the fields of media and consumer technology.

BOARD OF DIRECTORS

Board Composition

Our business and affairs are managed under the direction of our board of directors. The current members of the board of directors are Roger Faxon, David Frear, Jason Hirschhorn, Timothy Leiweke, Roger Lynch, Michael Lynton, Gregory Maffei, James Meyer and Mickie Rosen.

During 2017 the members of our board of directors were Mr. Faxon, Mr. Frear, Mr. Hirschhorn, Mr. Leiweke, Mr. Lynch, Mr. Lynton, Mr. Maffei, Mr. Meyer and Ms. Rosen, and the following: (i) James M.P. Feuille, who was chairperson of the board and chair of the compensation committee, who resigned from the board on May 12, 2017, (ii) Peter Gotcher, who was chair of the nominating and governance committee, who resigned from the board on May 12, 2017, (iii) Anthony Vinciquerra, who resigned from the board on June 9, 2017, (iv) Tim Westergren, who was one of our founders and our chief executive officer, who resigned from the board on June 27, 2017 and (v) Elizabeth Nelson, who was chair of the audit committee, who resigned from the board on September 22, 2017. On June 21, 2017, the board of directors appointed Mr. Hirschhorn as a director. On August 9, 2017, the board of directors appointed Mr. Lynton as a director. On September 18, 2017, the board of directors appointed Mr. Lynch as a director. On September 22, 2017, the board of directors appointed Messrs. Fear, Maffei and Meyer as directors.

Our board of directors is currently divided into three classes with staggered three-year terms, and our directors are currently divided among the three classes as follows:

•	the Class I directors are Mr. Faxon, Mr. Leiweke and Ms. Rosen, and their terms will expire at the Annual Meeting;

•	the Class II directors are Messrs. Frear, Lynton and Meyer, and their terms will expire at the Annual Meeting of Stockholders to be held in 2019; and

•	the Class III directors are Messrs. Hirschhorn, Lynch and Maffei, and their terms will expire at the Annual Meeting of Stockholders to be held in 2020.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Board and Committee Summary

The following table shows the percentage of members as of the record date considered independent as defined by applicable NYSE and SEC rules, the number of members as of the record date, and the number of meetings held during the year ended December 31, 2017, in each case for the board and its committees.

	Independence	Members	2017 Meetings
Board of Directors	89%	9	33
Audit Committee	100%	3	8
Compensation Committee	100%	4	10
Nominating and Corporate Governance Committee	100%	4	4

Board Meetings

The board of directors held 33 meetings in the year ended December 31, 2017. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all meetings of the board of directors and the meetings of each committee on which they serve and to prepare themselves for those meetings. During the year ended December 31, 2017, each of our directors other than Mr. Maffei attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by each committee on which such director served. In addition, under our corporate governance guidelines, directors are encouraged, but not required, to attend the Annual Meeting of Stockholders, and one director attended our 2017 annual meeting of stockholders.

Board Committees

Our board of directors currently has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each member of these committees is independent as defined by applicable NYSE and SEC rules and each of these committees has a written charter approved by the board of directors. Under our corporate governance guidelines, committee members are appointed by the board of directors based on the recommendation of the nominating and corporate governance committee, except that members of the nominating and corporate governance committee are appointed by the independent members of the board of directors. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance

Roger Faxon	*
David Frear
Jason Hirschhorn
Timothy Leiweke		*
Michael Lynton
Gregory Maffei
James Meyer
Mickie Rosen			*
________________________________________
* Denotes committee chairperson.

Audit Committee.    The primary functions of the audit committee are:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing, with management and the independent registered public accounting firm, our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•	serving as a qualified legal compliance committee to review reports of violations of law;

•	overseeing the performance of the internal audit function;

•	establishing, overseeing and reviewing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing all related-person transactions;

•
appointing, evaluating and ensuring the independence of the independent registered public accounting firm and considering and pre-approving all audit and non-audit services proposed to be performed by the independent registered public accounting firm; and

•
discussing with the independent registered public accounting firm its responsibilities under generally accepted auditing standards, reviewing and approving the planned scope and timing of the such firm’s annual audit plan and discussing significant findings from the audit, including any problems or difficulties encountered.

A detailed list of the audit committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the "Governance" section.

From January 1, 2017 until May 12, 2017, the audit committee consisted of Mr. Faxon, Ms. Nelson and Mr. Feuille with Ms. Nelson serving as committee chair. From May 13, 2017 until July 19, 2017, the audit committee consisted of Mr. Faxon, Ms. Nelson and Ms. Rosen with Ms. Nelson serving as committee chair. From July 20, 2017 until September 21, 2017, the audit committee consisted of Mr. Faxon, Mr. Hirschhorn, and Ms. Nelson with Ms. Nelson serving as committee chair. From September 22, 2017 to present, the audit committee has consisted of Messrs. Faxon, Hirschhorn and Lynton, with Mr. Faxon serving as committee chair.

Our board of directors has determined that each member of the committee is "independent" as defined under the NYSE listing standards, Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and our corporate governance guidelines, and that each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that each of Messrs. Faxon and Lynton is an audit committee "financial expert," as that term is defined by the applicable rules of the SEC. The audit committee held eight meetings during the year ended December 31, 2017. The Report of the Audit Committee for the year ended December 31, 2017 is included below.

Compensation Committee.    The primary functions of the compensation committee are:

•	approving, or recommending to the board of directors for approval, the compensation for our executive officers;

•	evaluating the performance of our executive officers;

•	reviewing key employee compensation policies, plans and programs;

•	preparing recommendations and periodic reports to the board of directors concerning these matters; and

•	administering our equity incentive plans.

A detailed list of the compensation committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the "Governance" section.

From January 1, 2017 until May 12, 2017, the compensation committee consisted of Messrs. Feuille, Gotcher and Leiweke with Mr. Feuille serving as committee chair. From May 13, 2017 until July 19, 2017, the compensation committee consisted of Messrs. Faxon and Leiweke with no designated committee chair. From July 20, 2017 until September 22, 2017, the compensation committee consisted of Mr. Faxon, Mr. Leiweke and Ms. Rosen with Mr. Leiweke serving as committee chair. From September 22, 2017 to present, the compensation committee has consisted of Mr. Faxon, Mr. Leiweke, Mr. Meyer and Ms. Rosen with Mr. Leiweke serving as committee chair.

Our board of directors has determined that each member of the compensation committee is "independent" within the meaning of the NYSE listing standards and our corporate governance guidelines. The compensation committee held ten meetings during the year ended December 31, 2017. The Report of the Compensation Committee for the year ended December 31, 2017 is included below. The compensation committee has full authority to determine and approve executive officer compensation. It may delegate some of its authority to a sub-committee but may not delegate authority with respect to executive officer compensation except to an independent committee. For further information about the compensation committee’s process for determining executive compensation, including the role of the compensation committee's independent compensation consultant, Compensia, Inc., see "Executive Compensation—Compensation Discussion and Analysis" below.

Nominating and Corporate Governance Committee.    The primary functions of the nominating and corporate governance committee are:

•	recommending persons to be selected by the board as director nominees and to fill any vacancies on the board of directors;

•	considering and recommending to the board of directors qualifications for directors and policies concerning the term of office of directors and the composition of the board of directors;

•	approving or recommending to the board of directors compensation of non-employee directors; and

•	considering and recommending to the board of directors other actions relating to corporate governance.

A detailed list of the nominating and corporate governance committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the "Governance" section.

From January 1, 2017 until May 12, 2017, the nominating and corporate governance committee consisted of Mr. Gotcher, Ms. Nelson and Ms. Rosen with Mr. Gotcher serving as committee chair. From May 13, 2017 until September 21, 2017, the nominating and corporate governance committee consisted of Mses. Nelson and Rosen with no designated committee chair. From September 22, 2017 to present, the nominating and corporate governance committee has consisted of Mr. Leiweke, Mr. Lynton, Mr. Maffei and Ms. Rosen with Ms. Rosen serving as committee chair.

Our board of directors has determined that each member of the committee is "independent" within the meaning of the NYSE listing standards and our corporate governance guidelines. The nominating and corporate governance committee held four meetings during the year ended December 31, 2017.

2017 Director Compensation

Cash Retainer.    During the year ended December 31, 2017, each of our non-employee directors received (a) an annual cash retainer of $40,000 for serving as a member of our board of directors and (b) each of the applicable annual cash retainers set forth below for serving as our lead director, non-employee chairperson or as a member or as a chair of one or more of the committees of our board of directors.

Position	Annual Retainer ($)
Lead Director	20,000
Non-Employee Chairperson of the Board	60,000
Additional Annual Retainers for Committee Members:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Additional Annual Retainers for Committee Chairs:
Audit Committee	25,000
Compensation Committee	15,000
Nominating and Corporate Governance Committee	10,000

Equity Awards.    During the year ended December 31, 2017, on the date of our annual meeting of stockholders, each of our non-employee directors (Mr. Faxon, Mr. Hirschhorn, Mr. Leiweke, Ms. Nelson and Ms. Rosen) received a restricted stock unit award with the number of restricted stock units ("RSUs") determined by dividing $200,000 by the trailing 30-day average per share stock price as of the first day of the month that included the grant date. The trailing 30-day average per share stock price as of August 1, 2017 was $9.23 and the non-employee directors received an award of 21,669 RSUs on August 7, 2017. Newly elected non-employee directors generally receive an RSU award equivalent to the pro-rated value of the annual RSU award granted to the continuing non-employee directors. These equity awards vest on the earlier of June 1, 2018, the date of the 2018 annual meeting of stockholders or a change in control of the Company.

Mr. Lynton received an equity award of 21,699 RSUs on August 9, 2017, the day he joined our board of directors as a non-employee director. His award was not pro-rated, as it was granted in close proximity to our 2017 annual meeting of stockholders. Messrs. Frear, Maffei and Meyer each received equity awards of 16,007 RSUs on September 22, 2017, the day they joined our board of directors as non-employee directors. The value of the equity awards made to Messrs. Frear, Maffei and Meyer was pro-rated based on eight months of service as a director and determined based on the trailing 30-day average per share stock price as of September 1, 2017, which was $8.33. These equity awards vest on the earlier of June 1, 2018, the date of the 2018 annual meeting of stockholders or a change in control of the Company.

Each non-employee director is required, within five years of becoming a director, to own a number of shares of our common stock having a value of at least 300% of the annual retainer for service on our board of directors. Directors receive credit towards the ownership requirement for shares assigned to their employer or other affiliate, but they do not receive credit for unvested RSUs and unexercised stock options. As of December 31, 2017, each of our directors had either fulfilled their ownership requirements or had not yet reached five years of service.

2017 Director Compensation Table.    The following table sets forth information concerning the compensation for our non-employee directors during the year ended December 31, 2017.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	Option Awards(3) ($)	Total ($)
Roger Faxon	68,750	186,353	—	255,103
James M.P. Feuille(4)	79,202	—	—	79,202
David J. Frear(5)	10,000	131,738	—	141,738
Peter Gotcher(4)	28,750	—	—	28,750
Jason Hirschhorn(6)	26,250	186,353	—	212,603
Timothy Leiweke	51,250	186,353	—	237,603
Michael M. Lynton(7)	21,875	185,270	—	207,145
Elizabeth A. Nelson(8)	52,500	186,353	—	238,853
Gregory B. Maffei(5)	26,250	131,738	—	157,988
James E. Meyer(5)	11,875	131,738	—	143,613
Mickie Rosen	49,375	186,353	—	235,728
Anthony Vinciquerra(6)	20,000	—	—	20,000
_________________________________

(1)
Under applicable SEC rules, we have omitted Messrs. Lynch and Westergren, who each served as directors in 2017, as they also served as executive officers and did not receive additional compensation for services provided as directors.

(2)
The amount reflects the aggregate grant date fair value of the RSU awards granted during the year ended December 31, 2017, computed in accordance with FASB ASC Topic 718. There can be no assurance that awards will vest (in which case no value will be realized by the individual), or that the value upon vesting will approximate the aggregate grant date fair value. The aggregate grant date fair value for RSU awards is determined using the closing price of our common stock on the date of the grant. Each of the stock awards for Messrs. Faxon, Hirschhorn, Leiweke and Mmes. Nelson and Rosen granted in the year ended December 31, 2017 consists of 21,669 RSUs granted on August 7, 2017 when the closing price of our common stock was $8.60 per share. The stock award for Mr. Lynton granted in the year ended December 31, 2017 consists of 21,669 RSUs granted on August 9, 2017 when the closing price of our common stock was $8.55 per share. Each of the stock awards for Messrs. Frear, Meyer and Maffei granted in the year ended December 31, 2017 consists of 16,007 RSUs granted on September 22, 2017 when the closing price of our common stock was $8.23 per share.

(3)
As of December 31, 2017, none of our non-employee directors held outstanding stock options and each non-employee director held the following number of unvested stock awards: Mr. Faxon: 21,669 RSUs; Mr. Feuille: none; Mr. Frear: 16,007 RSUs; Mr. Gotcher: none; Mr. Hirschhorn: 21,669 RSUs; Mr. Leiweke: 21,669 RSUs; Mr. Lynton: 21,669 RSUs; Ms. Nelson: none; Mr. Maffei: 16,007 RSUs; Mr. Meyer: 16,007 RSUs; Ms. Rosen: 21,669 RSUs and Mr. Vinciquerra: none.

(4)	On May 12, 2017, Mr. Feuille and Mr. Gotcher each resigned from our board of directors effective immediately.

(5)	Mr. Frear, Mr. Maffei and Mr. Meyer joined our board as a non-employee director on September 22, 2017.

(6)	Mr. Hirschhorn joined our board as a non-employee director on June 21, 2017.

(7)	Mr. Lynton joined our board as a non-employee director on August 9, 2017.

(8)
Ms. Nelson resigned from our board of directors on September 22, 2017. The RSU award made to Ms. Nelson on August 7, 2017 terminated upon her resignation and the shares granted under the award, all of which were unvested, were forfeited.

(9)	On June 9, 2017, Mr. Vinciquerra resigned from our board of directors effective immediately.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has approved corporate governance guidelines for Pandora, which are available on our Investor Relations website (http://investor.pandora.com) in the "Governance" section. These corporate governance guidelines establish the practices of our board of directors with respect to:

•	Board composition and size;

•	Director qualifications and responsibilities;

•	Board meetings and agenda, including meetings of non-management directors;

•	Board leadership structure;

•	Board committees;

•	Board member access to management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Management evaluation and management succession; and

•	Performance evaluation of the board of directors, its committees and individual directors.

The nominating and corporate governance committee is responsible for overseeing compliance with our corporate governance guidelines, reviewing and reassessing the adequacy of the guidelines at least annually and recommending any proposed changes to our board of directors.

Board Leadership Structure

Our board of directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. All of our current board members are independent directors under NYSE listing standards, SEC rules and our corporate governance guidelines; our standing board committees (Audit, Compensation and Nominating and Corporate Governance) are comprised solely of and chaired by independent directors; and, our independent directors meet in regularly scheduled executive sessions without management in connection with our regularly scheduled meetings of the board of directors.

Our board of directors is responsible for determining its leadership structure. The board of directors believes that our company and our stockholders are best served by maintaining the flexibility to have any person serve as chairperson of the board based on what is in the best interests of our company and our stockholders at a given point in time, and therefore the board of directors does not support placing restrictions on who may serve as its chairperson. Our corporate governance guidelines provide that one of our independent directors should serve as a lead director at any time when the chief executive officer serves as the chairperson of the board, or if the chairperson of the board is not otherwise independent.

Mr. Feuille served as the independent chairman of the board from March 2016 to May 2017. On May 12, 2017, Mr. Feuille resigned from the board of directors, effective immediately. On July 20, 2017, the board appointed Mr. Faxon as the independent chairman of the board. On September 22, 2017, the board appointed Mr. Maffei as the chairman of the board, as required by the Investment Agreement (See "Certain Relationships and Related-Person Transactions—Relationship with Sirius XM Radio, Inc. and Liberty Media Corporation"), and appointed Mr. Faxon as the lead director.

Our board of directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the chairperson of the board and the lead director, when applicable, based upon the needs of our company to provide effective, independent oversight of management performance.

The Board’s Role in Risk Oversight

While Pandora’s management is responsible for the day-to-day supervision of risks facing our company, the board of directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. The board of directors’ oversight areas of focus include, but are not limited to succession planning for our chief executive officer and other members of senior management, managing our long-term growth and strategic and operational planning.

The board of directors has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. For example, the audit committee coordinates the board of directors’ oversight of our company’s internal control over financial reporting and disclosure controls and procedures, including our disclosure controls and procedures related to cybersecurity, and periodically reports to the board of directors on any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the independence and performance of our independent auditor and the performance of the internal audit function. In addition, the compensation committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as further described under "Corporate Governance—Board Leadership Structure"). Our board of directors is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has, at any time during the year ended December 31, 2017, been an officer or employee of Pandora. During the year ended December 31, 2017, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

Director Independence

As required by the NYSE listing standards and our corporate governance guidelines, a majority of the board of directors is "independent" within the meaning of such standards and guidelines. The board of directors is required to make an affirmative determination at least annually as to the independence of each director. If the Class I director nominees are elected at the Annual Meeting, the board of directors will be composed of eight independent directors. The board determined that each of the following current and former directors met the standards of independence under the applicable NYSE listing standards and our corporate governance guidelines: Mr. Faxon, Mr. Feuille, Mr. Frear, Mr. Gotcher, Mr. Hirschhorn, Mr. Leiweke, Mr. Lynton, Mr. Maffei, Mr. Meyer, Ms. Nelson, Ms. Rosen and Mr. Vinciquerra; and that, therefore, all directors who served during the year ended December 31, 2017 on the audit, compensation and nominating and corporate governance committees were independent under the NYSE listing standards.

Under our corporate governance guidelines, executive sessions of independent directors are held in connection with regularly scheduled meetings of the board of directors and at other times as necessary, and are chaired by the lead director or chairperson of the board (if the chairperson is an independent director). Our independent directors confer after each regularly scheduled meeting of the board of directors to discuss the need for executive sessions and held seven executive sessions during the year ended December 31, 2017.

Director Nominations

General Criteria and Process

The nominating and corporate governance committee is responsible for identifying, reviewing and evaluating candidates to serve on our board of directors and reports to the board of directors regarding its conclusions and recommendations. In identifying and evaluating director nominees, the nominating and corporate governance committee will consider the membership criteria approved by the board of directors and described below, taking into account potential conflicts of interest, the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NYSE listing standards or our corporate governance guidelines, as well as the current challenges and needs of the board of directors. In evaluating director nominees, the nominating and corporate governance committee evaluates all candidates under consideration as it deems appropriate.

The nominating and corporate governance committee charter requires that the committee recommend, and that the board of directors approve, criteria for the selection of candidates to the board of directors and its committees. The nominating and corporate governance committee and the board of directors have established the following criteria for board of directors and committee membership:

•	review of each director’s core competencies, independence, level of commitment, qualities, performance and professional responsibilities;

•
the composition of the board of directors and committees in light of the current challenges and needs of the board of directors and its committees, including issues of judgment, diversity, age, skills, background and experience;

•	each director’s tenure and whether new perspectives are adequately represented on the board of directors; and

•	the impact of any change in the principal occupation of existing directors.

The nominating and corporate governance committee does not assign specific weights to particular criteria. Rather, the board of directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of judgment, diversity of skills and background, age, prior performance and experience that will allow the board of directors to fulfill its responsibilities.

Stockholder Nominations and Bylaw Procedures

Stockholders may nominate directors for election at our Annual Meeting of Stockholders by following the provisions set forth in our bylaws, including giving timely notice to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. The notice must include information specified in our bylaws, including information concerning the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and information about the stockholder’s ownership of and agreements related to our stock. The deadline for timely receiving stockholder nominations is disclosed elsewhere in this proxy statement under the caption "Stockholder Proposals for the 2019 Annual Meeting."

At this time, our nominating and corporate governance committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The board of directors does not believe that a formal policy is merited because the evaluation of potential members of the board of directors is by its nature a case-by-case process based on the composition of the board of directors and the needs and status of our company at the time. Accordingly, the board of directors, or upon delegation, the nominating and corporate governance committee, would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such nominee based on the membership criteria set forth under "Corporate Governance—Director Nominations—General Criteria and Process" above.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the board of directors or specific members of the board of directors may do so by writing to: Pandora Media, Inc., 2101 Webster St., Suite 1650, Oakland, CA 94612, Attn: General Counsel, noting the name and address of the stockholder on whose behalf the communication is sent and the number of shares of Pandora stock that are owned beneficially by such stockholder as of the date of the communication.

Pursuant to our stockholder communications policy, a copy of which is available on our Investor Relations website (http://investor.pandora.com) in the "Governance" section, the General Counsel reviews all correspondence received by Pandora and addressed to members of the board of directors and submits to the appropriate members of the board of directors all correspondence that, in the opinion of the General Counsel, warrants the members’ attention. The General Counsel also provides the board of directors a report on a quarterly basis of any stockholder communications received for which the General Counsel has determined no response is necessary. The General Counsel may also, where the nature of a communication warrants, determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a director, an independent advisor or Pandora management.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our Investor Relations website (http://investor.pandora.com) in the "Governance" section. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Transactions in Company Securities

We prohibit all of our employees, including our directors and officers, from trading equity derivatives, such as options, related to our stock and engaging in short sales or otherwise engaging in hedging or pledging transactions with respect to our securities without prior approval from our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by each person, or group of affiliated persons, known to us to beneficially own more than 5% of our common stock or preferred stock, each of our directors and named executive officers, and all of our directors and executive officers as a group. None of our directors or executive officers own shares of preferred stock. This information is as of March 7, 2018, except as otherwise indicated in the notes to the table. Amounts reported under "Number of Shares of Common Stock Beneficially Owned as of March 7, 2018" include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of March 7, 2018 (which are shown in the columns to the right). Our named executive officers are the CEO, the CFO, and the three other most highly compensated executive officers in a particular year, as well as former executive officers who meet such criteria during the year.

Shares issuable pursuant to RSUs and stock options are deemed outstanding for computing the percentage of the person holding such RSUs or options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 254,895,688 shares of common stock outstanding as of March 7, 2018.

Unless otherwise indicated, the address for each listed stockholder is: c/o Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California, 94612. To our knowledge, except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed, and no person or entity is the beneficial owner of more than 5% of the voting power of our common stock or preferred stock.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned as of March 7, 2018(1)	Percent of Class		Number of Shares Subject to Options Exercisable as of March 7, 2018 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of March 7, 2018
Greater than 5% Stockholders:
Sirius XM Radio Inc.(2)	47,261,708	15.6%	(10)	—	—
The Vanguard Group, Inc.(3)	19,433,359	6.4%	(10)	—	—
Eminence Capital, LP(4)	18,137,649	6.0%	(10)	—	—
Ontario Teachers' Pension Plan Board(5)	16,000,000	5.3%	(10)	—	—
Directors and Named Executive Officers:
Naveen Chopra	126,328	*		55,792	—
Roger Faxon	30,376	*		—	—
David Frear	—	*		—	—
Michael Herring(6)	153,591	*		—	—
Jason Hirschhorn	—	*		—	—
Timothy Leiweke	43,798	*		—	—
Aimée Lapic	—	*		—	—
Roger Lynch	147,703	*		—	—
Michael Lynton	—	*		—	—
Gregory Maffei	—	*		—	—
James Meyer	—	*		—	—
Chris Phillips	127,211	*		23,625	—
Mickie Rosen	26,849	*		—	—
John Trimble	362,414	*		221,688	—
Tim Westergren(7)(8)	1,120,610	*		—	—
Directors and Officers as a Group (17 persons) (9)	1,290,802	0.43%	(11)	464,969	—
_________________________________________________________

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)
Information based on the Company's records, information provided by Sirius XM Radio Inc. ("Sirius"), and the most recently available Form 13D filed with the SEC on October 2, 2017 by Sirius, Sirius XM Holdings Inc. ("Sirius XM Holdings"), and Liberty Media Corporation ("Liberty"). Each of Sirius, Sirus XM Holdings and Liberty reported that it may be deemed to beneficially own 46,079,164 shares of common stock, over which each reported it has sole dispositive and voting power. Sirius directly holds 480,000 shares of our Series A redeemable convertible preferred stock that, as of October 2, 2017, were convertible into 46,079,164 shares of our common stock (taking into account accrued but unpaid dividends), or, at the option of the Company, cash. Sirius XM Holdings is the sole stockholder of Sirius. Liberty beneficially owns, directly and indirectly, approximately 70% of the outstanding common stock of Sirius XM Holdings. The Company entered into an Investment Agreement, dated as of June 9, 2017 (the "Investment Agreement"), by and between the Company and Sirius relating to the issuance and sale to Sirius of 480,000 shares of our Series A redeemable convertible preferred stock, for an aggregate purchase price of $480 million, or $1,000 per share. In accordance with the Investment Agreement, Sirius purchased (i) 172,500 shares of our Series A redeemable convertible preferred stock on June 9, 2017 for $172,500,000 and (ii) the remaining 307,500 shares of our Series A redeemable convertible preferred stock on September 22, 2017 for $307,500,000. The Company's records indicate that, as of March 7, 2018, the 480,000 shares of our Series A redeemable convertible preferred stock held by Sirius were convertible into 47,261,708 shares of common stock (taking into account accrued but unpaid dividends as of such date). The principal business address of each of Sirius and Sirius XM Holdings is 1290 Avenue of the Americas, 11th Floor, New York, New York 10104. The principal business address of Liberty is 12300 Liberty Boulevard, Englewood, Colorado 80112.

(3)
Information based on the most recently available Form 13G filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. ("Vanguard"). Vanguard reported that, in its capacity as an investment adviser, it may be deemed to beneficially own 19,433,359 shares, of which it has sole dispositive power with respect to 19,287,425 shares, shared dispositive power with respect to 145,934 shares, shared voting power with respect to 27,671 shares and sole voting power with respect to 134,899 shares. These beneficially owned shares include 118,263 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, and 44,307 shares beneficially owned by Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard. The address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)
Information based on the most recently available Form 13G/A filed with the SEC on February 14, 2018 by Eminence Capital, LP ("Eminence"). Eminence reported that, in its capacity as an investment adviser, it may be deemed to beneficially own 18,137,649 shares, over which it has shared dispositive and voting power. Eminence GP, LLC ("Eminence GP") may be deemed to beneficially own 14,920,952 of such shares, over which it shares dispositive and voting power with Eminence and Ricky C. Sandler, a U.S. citizen and Chief Executive Officer of Eminence and the Managing Member of Eminence GP. Mr. Sandler may be deemed to beneficially own 18,158,399 shares, including the shares described above, over which he has sole dispositive and voting power with respect to 20,750 shares, and shared voting and dispositive power with respect to 18,137,649 shares. The address of Eminence, Eminence GP and Mr. Sandler is 65 East 55th Street, 25th Floor, New York, NY 10022.

(5)
Information based on the most recently available Form 13G filed with the SEC on February 9, 2018 by Ontario Teachers’ Pension Plan Board (“OTPP”). OTTP reported that, in its capacity as an investment adviser, it may be deemed to beneficially own 16,000,000 shares, over which it has sole dispositive power and sole voting power. Ian Archbold may be deemed to have the power to dispose of the shares held by OTPP because of a delegation of authority from the President and Chief Executive Officer of OTPP to Mr. Archibold, and because of a delegation of authority to the President and Chief Executive Officer of OTPP from the Board of Directors of OTTP. Each such person expressly disclaims beneficial ownership of such shares. The address of OTTP is 5650 Yonge Street, 3rd Floor, Toronto, Ontario, Canada, M2M 4H5.

(6)	Mr. Herring was no longer an executive officer as of June 27, 2017.

(7)	Mr. Westergren was no longer an executive officer as of June 27, 2017.

(8)	Includes 106,294 shares of common stock held by the Mandawa Trust u/a dated 9/26/2011. Mr. Westergren is a co-trustee of this trust.

(9)	Excludes shares held by Messrs. Herring and Westergren, who are not current directors or executive officers of the Company.

(10)
Based upon 302,157,396 shares of common stock, which represents the sum of 254,895,688 shares of common stock outstanding as of March 7, 2018 and 47,261,708 shares of common stock into which preferred stock could convert as of March 7, 2018.

(11)
Based upon 302,622,365 shares of common stock, which represents the sum of 254,895,688 shares of common stock outstanding as of March 7, 2018, 464,969 shares of common stock subject to options exercisable within 60 days of March 7, 2018, 0 RSUs that vest within 60 days of March 7, 2018 and 47,261,708 shares of common stock into which preferred stock could convert as of March 7, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf. Based solely on our review of copies of any Section 16(a) forms received by us or written representations that no other reports were required, we determined that no executive officers, director or beneficial owner of more than ten percent of our common stock failed to file a report on a timely basis during the year ended December 31, 2017, except for a late Form 4 filed by Michael Lynton to report an award of RSUs dated August 9, 2017.

MANAGEMENT

Our executive officers, their ages as of the record date and their current positions are as follows:

Name	Age	Position

Roger Lynch	55	Chief Executive Officer, President and Director
Naveen Chopra	44	Chief Financial Officer
Stephen Bené	54	General Counsel and Corporate Secretary
David Gerbitz	46	Chief Operating Officer
Aimée Lapic	48	Chief Marketing Officer
Christopher Phillips	43	Chief Product Officer
Kristen Robinson	55	Chief Human Resources Officer
John Trimble	54	Chief Revenue Officer

Roger Lynch.    See “Proposal No. 1 Election of Class I Directors.”

Naveen Chopra has served as our chief financial officer since February 2017, and served as our interim chief executive officer from June 2017 to September 2017. Mr. Chopra served as the interim chief executive officer and chief financial officer at TiVo, Inc., the company that invented the digital video recorder, from January 2016 until TiVo was acquired by Rovi Corporation in September 2016. From 2012 to 2016, Mr. Chopra served as chief financial officer and senior vice president, corporate development and strategy at TiVo, where he was responsible for overseeing TiVo’s accounting and financial reporting, planning, tax, treasury, mergers and acquisitions, business development, and strategy functions. Mr. Chopra joined TiVo in 2003 as director, business development, and later served as vice president, business development, before being promoted to senior vice president, corporate development and strategy. Since July 2014, Mr. Chopra has served on the board of directors of Vonage Holdings Corp., where he is a member of its audit committee and compensation committee. He holds bachelor degrees in computer science and economics from Stanford University and a Masters of Business Administration degree from the Stanford Graduate School of Business.

Stephen Bené has served as our general counsel and corporate secretary since October 2014. Mr. Bené served as senior vice president, general counsel and corporate secretary at Electronic Arts Inc., a video game developer and publisher, from October 2004 to June 2014. Prior to that, Mr. Bené was a staff attorney at Electronic Arts and an associate at the law firm of Fenwick & West LLP. Mr. Bené currently serves on the board of directors of menuMe, Inc., a restaurant menu application and website. Mr. Bené holds a Juris Doctor degree from Stanford Law School and a Bachelor of Science degree in mechanical engineering from Rice University.

David Gerbitz has served as our chief operating officer since February 2017. He previously served as our executive vice president, revenue operations from July 2014 to January 2017. From 2013 to 2014, Mr. Gerbitz was the vice president of global mid-market and small medium business sales at Yahoo!, a digital media and advertising company. Prior to that, Mr. Gerbitz served as vice president of client service operations and account management in North America at Yahoo! from 2011 to 2013. Mr. Gerbitz has also held a variety of leadership positions at Microsoft and Amazon.com. Mr. Gerbitz holds a Bachelor of Arts degree in organization communications from the University of Minnesota.

Aimée Lapic has served as our chief marketing officer since December 2017. From 2015 to 2017, Ms. Lapic served as the chief marketing officer for Banana Republic. From 2011 to 2014, Ms. Lapic served as the senior vice president and general manager of Gap Outlet International responsible for localized and global marketing. Ms. Lapic has held numerous positions over thirteen years across Gap, Inc. Ms. Lapic also currently serves as a Marketing Advisory Board member of Ridge Ventures, a venture capital firm focused on early-stage consumer internet and enterprise IT investments. Ms. Lapic holds a Bachelor of Arts degree in english literature from Princeton University, and a Masters of Business Administration degree from Harvard Business School.

Christopher Phillips has served as our chief product officer since October 2014. Prior to that, from January 2012 to October 2014, Mr. Phillips was director of product management and user experience for Amazon Digital Music at Amazon. From April 2004 to December 2011, Mr. Phillips served as director of Apple QuickBooks product management, marketing and user experience for Intuit. Mr. Phillips holds a Bachelor of Science, Business Administration degree from The Ohio State University, Max M. Fisher College of Business.

Kristen Robinson has served as our chief human resources officer since March 2014. From 2010 to 2013, Ms. Robinson was the SVP global human resources at Yahoo!, where she led the company's global HR centers of excellence and international HR teams. Prior to that, Ms. Robinson held various positions at Hewlett-Packard, Agilent Technologies, and served as the chief HR officer of Verigy. Ms. Robinson holds a Masters of Business Administration degree from Northwestern University's Kellogg School of Management and a Bachelor of Science degree in accounting from Boston College.

John Trimble has served as our chief revenue officer since March 2009. Prior to joining us, Mr. Trimble was the executive vice president of sales at Glam Media, a media company, from 2007 to 2009. From 2002 to 2007, Mr. Trimble served as senior vice president of advertising sales for Fox Interactive Media, a provider of internet media management and content broadcasting services. Prior to that, Mr. Trimble also served as director of sales for the Sports Illustrated website, SI.com, and as vice president of sales for Phase2 Media, a men’s vertical advertising network. Mr. Trimble holds a Bachelor of Arts degree in political science from St. Lawrence University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Section 1 – Summary and Highlights

Business Summary and Financial Highlights

Pandora is the world’s most powerful music discovery platform, with 74.7 million active users at the end of 2017 generating $1.47 billion in revenue in 2017. The Company is focused on driving revenue growth and profitability by retaining and growing its base of active users, increasing its monetization opportunities, and improving its execution and efficiencies.

2017 was a significant year of transition for Pandora. The Company changed its senior leadership (hiring a new CEO, CFO and CMO), made significant strategic and operational changes, received a $480 million investment from Sirius XM following a strategic review, and refocused the business by selling Ticketfly and discontinuing its services in Australia and New Zealand, all of which were aimed at improving the Company’s performance. Additionally, Pandora completed two major product initiatives: the launch of Pandora Premium, our on-demand subscription service, and the launch of Premium Access, which allows ad-supported listeners to access on-demand experiences. These events and milestones drove our 2017 executive compensation decisions.

Despite these operational initiatives and achievements, our 2017 financial performance did not meet our expectations, and our stock price declined significantly. These results had a direct impact on the compensation of our named executive officers: there were no bonus payouts under our 2017 Corporate Incentive Plan, and they earned no additional shares under their 2015 MSUs or 2016 Performance Awards (see below in "Section 3—Elements of Pay—Long-term Equity Incentives" for a detailed description of this performance-based equity).

2017 Financial Highlights

•
Consolidated total revenue for 2017 was $1.47 billion, a 6% year-over-year increase. Excluding $81.7 million in revenue from Australia, New Zealand and Ticketfly, full year 2017 revenue was $1.385 billion, an 8% year-over-year increase. This included advertising revenue of $1.07 billion and subscription and other revenue of $314.3 million.

•	GAAP net loss for 2017 was $518.4 million compared to a net loss of $343.0 million in 2016. Adjusted EBITDA was a loss of $125.0 million compared to a loss of $119.5 million in 2016.

•	Total subscribers were 5.48 million at the end of 2017, growing 25% year-over-year.

2017 Leadership Changes and Strategic Milestones

•	In February 2017, Naveen Chopra was appointed as our chief financial officer.

•	In April 2017, we launched Pandora Premium, our on-demand subscription service, in the United States. Pandora Premium reached 1 million paid subscribers in October 2017.

•
Between May and September 2017, James Feuille, Peter Gotcher, Elizabeth Nelson, Tim Westergren and Anthony Vinciquerra left our board of directors, and Jason Hirschhorn, Roger Lynch and Michael Lynton joined our board of directors.

•
In June 2017, we entered into an agreement with Sirius XM to sell 480,000 shares of Series A redeemable convertible preferred stock for $1,000 per share, with gross proceeds to Pandora of $480 million. In September 2017 upon the closing of this investment, Gregory Maffei, David Frear and James Meyer—each of whom is affiliated with Sirius XM or its parent, Liberty Media—joined our board of directors, and Mr. Maffei became the chairman of our board of directors.

•	In July 2017, we discontinued operations in Australia and New Zealand to focus on the growth of our service in the United States.

•
In September 2017, we completed the sale of Ticketfly, our ticketing service segment, to Eventbrite. Ticketfly continues to partner with Pandora to surface its live events to Pandora listeners and enable its promoters to automatically reach more fans and sell tickets in a highly-targeted way.

•	In September 2017, Roger Lynch was appointed as our chief executive officer.

•	In December 2017, Aimée Lapic was appointed as our chief marketing officer.

•
In January 2018, we announced an organizational restructuring designed to prioritize our strategic growth initiatives and optimize overall business performance. This redesign shifts resources to focus on ad-tech and audience development efforts while positioning Pandora for improved operating leverage over time.

Named Executive Officers

This Compensation Discussion and Analysis provides information about our compensation philosophy, the processes that the compensation committee of the board of directors (the "Committee") uses to set executive compensation, and the significant components of our executive compensation program for each individual who served as our CEO, each individual who served as our CFO, and our three most highly-compensated executive officers (other than our CEO and CFO) who were serving as named executive officers at the end of 2017 (the "NEOs"). For 2017, our NEOs are:

Name	Title

Roger Lynch	Chief Executive Officer, President and Director
Naveen Chopra	Chief Financial Officer
Aimée Lapic	Chief Marketing Officer
Chris Phillips	Chief Product Officer
John Trimble	Chief Revenue Officer
Tim Westergren	Former Chief Executive Officer
Michael Herring	Former President and Chief Financial Officer

On June 27, 2017, Mr. Westergren stepped down as chief executive officer and as a director of the Company. Mr. Chopra, our chief financial officer, served as interim chief executive officer from June 27, 2017 until September 18, 2017, when Mr. Lynch was appointed as our chief executive officer and president.

Mr. Herring, our former chief financial officer and president, stepped down as chief financial officer on February 28, 2017, upon the hiring of Mr. Chopra, his successor. Effective June 27, 2017, Mr. Herring resigned his position as president and left the Company at that time.

Compensation Program Highlights and Philosophy

Our vision is to be the definitive source of music discovery. In order to execute on this ambitious vision, we must hire people who are smart, self-motivated and passionate about the work they do at Pandora. As a technology and media company headquartered in Oakland, California, with offices across the U.S. in markets such as New York, Chicago, Dallas, Los Angeles and Atlanta, we compete in vibrant and extremely competitive talent markets for the best talent with large, established companies, and with high-potential start-ups. While this challenging talent market continues to be a factor that influences our compensation-related decisions, it is only one of many factors that our Committee considers when making such decisions.

We announced plans in January 2018 to expand our presence and workforce in Atlanta, providing a significant opportunity to add instrumental talent in a region with lower costs than our headquarters in the San Francisco Bay Area.

Our Committee has designed our compensation program for all Pandora employees, including our NEOs, to support three main goals:

•	Attracting highly sought-after talent in competitive labor markets;

•	Paying for demonstrable performance; and

•	Aligning employee and stockholder interests.

These are foundational elements of how we think about compensation at Pandora. We put our pay-for-performance philosophy into practice by tying a portion of compensation for our employees at all levels to company performance. With our most senior executives, more than half of their target total direct compensation is variable and tied to performance—both operational and stock price performance—reflecting their heightened ability to directly impact performance in the near- and long-term.

Our executive compensation program is comprised of three primary components: base salary, variable cash incentives based on annual company performance goals, and long-term equity incentives. The details of these components of pay are explained below in "Section 3—Elements of Pay".

Key 2017 Compensation Decisions

Our Committee made several key compensation decisions in 2017 to further our commitment to our pay-for-performance philosophy and to build long-term stockholder value:

•	We recruited highly qualified individuals as CEO, CFO and CMO to succeed our departing executive officers.

◦
For a detailed description of the compensation packages of Messrs. Lynch and Chopra and Ms. Lapic and the capabilities they bring to Pandora see below under "Executive Recruitment and Transition" below.

•
We structured our 2017 annual equity awards for our continuing NEOs, other than our former CEO, Mr. Westergren, so that 60% of the economic value was received in RSUs and 40% of the economic value was received in stock options. For Mr. Westergren, our Committee structured his 2017 annual equity award so that 50% of the economic value was received in RSUs and 50% of the economic value was received in stock options.

◦
Our common stock has experienced significant volatility in recent years. Our Committee believes that delivering a significant portion of our NEOs' target total direct compensation in the form of stock options is a meaningful way to align the realizable compensation of our executives with our stock price performance.

•
We granted retention RSU awards to Mr. Phillips and Mr. Trimble in July 2017, and to Mr. Chopra in August 2017 to stabilize our executive team during a period of transition following the departure of Mr. Westergren and Mr. Herring in June 2017.

•	Our Committee modified our equity grant practices by setting an overall equity budget that takes into account our stock price volatility, business growth and expansion efforts.

◦
Based on extensive data-gathering and analysis, our Committee reduced our equity award guidelines (both new-hire and annual grant guidelines) for all employees—refining its approach to considering stock price fluctuations, expected usage and competitive compensation practices.

Executive Recruitment and Transition

The recruitment of a highly qualified CEO, CFO and CMO were among our most critical business objectives for 2017. Accordingly, developing attractive and market-competitive compensation packages for these three positions were integral to our success in filling these critical functions. In negotiating the terms of the employment offer letters for Messrs. Lynch and Chopra and Ms. Lapic described below, our Committee consulted with Compensia, its independent compensation consultant, and considered competitive market data (including new hire data for technology companies not included in its compensation peer group), as well as each individual's experience, expertise and skills and the compensation arrangements that each individual would have to forego at his or her then-current employer, or with a competing company, in accepting our offer of employment. The packages were the product of extensive negotiations with each individual as well as our Committee's judgment as to competitive pay levels and components needed to attract the best candidates.

New CEO Recruitment.    In its search for a new chief executive officer, the board of directors sought a candidate who could re-accelerate growth in our advertising business and build on Pandora's growing subscription business driven by Pandora Premium and Pandora Plus. The board of directors believed that Mr. Lynch's extensive experience leading and scaling consumer media and technology businesses globally, including having guided a number of companies through critical growth and transformational periods, afforded the combination of key attributes necessary to lead Pandora forward. Mr. Lynch was appointed as our CEO on September 18, 2017.

Our Committee and the board of directors approved a compensation package for Mr. Lynch consisting of the following primary elements:

•
Cash compensation:  A $650,000 base salary and, starting in 2018, a target cash bonus opportunity under our Corporate Incentive Plan of 100% of base salary. Mr. Lynch also received a guaranteed minimum bonus for 2017 of $216,666, and a one-time cash payment of $250,000 as reimbursement of certain relocation expenses. Our Committee believed these cash amounts were reasonable and consistent with market practice.

•
Long-term equity compensation:  Our Committee determined that stock options would provide significant incentive to Mr. Lynch to drive our stock price performance. As a result, a majority of his initial equity award was granted in the form of 1,189,155 stock options, valued at $5,250,000, with a four-year vesting schedule, a ten-year term and an exercise price of $8.19 per share (which was equal to the closing price per share of the Company’s common stock on the date of grant). Mr. Lynch also received 390,157 RSUs, valued at $3,250,000, in recognition that their intrinsic value provides immediate and ongoing retention value. These RSUs also vest over four years.

•	Make-Whole Grant. Mr. Lynch was also granted 390,157 RSUs, which vest over 15 months, to partially replace a portion of the compensation value that he forfeited by leaving his previous employer.

New CFO Recruitment.    Mr. Chopra was appointed as our chief financial officer on February 28, 2017. The board of directors believed that his track record of advising companies on financial planning, investor relations, corporate development and strategic growth were important to our business and our stockholders. Mr. Chopra also brought valuable experience related to guiding his prior company through a critical financial and strategic transformation while building respected relationships with employees, investors, analysts and strategic business partners. Our Committee approved a compensation package for Mr. Chopra consisting of the following primary elements:

•
Cash compensation:  A $470,000 base salary and a target cash bonus opportunity under our Corporate Incentive Plan of 60% of base salary. Mr. Chopra also received a one-time retention bonus of $200,000. Our Committee determined these cash amounts were reasonable and consistent with market practice.

•
Long-term equity compensation:  Our Committee determined that time-based stock options would provide a significant incentive to Mr. Chopra to deliver strong financial results and help Pandora improve its long-term stock price performance. Therefore, Mr. Chopra received 191,288 stock options valued at $1,400,000, with a four-year vesting schedule, a ten-year term and an exercise price of $12.38 per share (which was equal to the closing price per share of the Company’s common stock on the date of grant). Mr. Chopra also received 436,138 RSUs that also vest over four years.

New CMO Recruitment.    Following the departures of Messrs. Westergren and Herring in June 2017, Pandora's chief marketing officer also left the Company. As a result, the Company sought an experienced executive who could oversee critical marketing efforts at a time when the Company was launching new products and shifting to a performance-based marketing approach. The board of directors believed Ms. Lapic's long track record of driving significant growth for consumer brands, as well as her partner marketing experience and experience with performance-based marketing, including paid-social media and other digital marketing programs were important attributes she could bring to Pandora. Ms. Lapic was appointed as our chief marketing officer on December 13, 2017. Our Committee approved a compensation package for Ms. Lapic consisting of the following primary elements:

•
Cash compensation:  A $450,000 base salary and a target cash bonus opportunity under our Corporate Incentive Plan of 50% of base salary. Ms. Lapic also received a one-time retention bonus of $100,000. Our Committee determined these cash amounts were reasonable and consistent with market practice.

•
Long-term equity compensation:  Ms. Lapic received 499,002 RSUs in December 2017 that vest over four years. Per the terms of her offer letter, Ms. Lapic is also eligible to receive a performance-based equity award with a maximum value of $500,000 in spring 2018, with the type of equity award to be consistent with similar equity awards granted to similarly situated executive officers of the Company, as approved at the discretion of the Compensation Committee.

2017 Target and Realizable Compensation

The actual compensation of our NEOs varies significantly based on overall Pandora performance. As of December 31, 2017, the 2017 "Realizable Pay" of our CEO, Mr. Lynch, was approximately 35% of his total direct compensation as reported in our 2017 Summary Compensation Table.
Target Pay – consists of base salary, target cash bonus opportunity and the "fair value" at grant of equity awards (i.e., the Black-Scholes value for stock options, the closing price of our common stock on the date of the grant for RSUs), excluding other compensation paid.

Realizable Pay – consists of base salary, actual cash bonus paid and the "in-the-money" value of all outstanding equity awards granted during the year using the closing market price of our common stock on December 31, 2017 ($4.82 per share), excluding other compensation paid. Realizable Pay includes the value of both the vested and unvested portions of all outstanding equity awards.

Components of Target Pay and Realizable Pay

This table summarizes key details of each incentive compensation award that contributed to the Target Pay and Realizable Pay of our CEO, Mr. Lynch, for 2017.

Year	Base Salary ($)		Guaranteed Bonus ($)		Restricted Stock Units ($)	2015 Market Stock Units ($)	2016 Performance Awards ($)	Stock Options ($)		All Other Compensation ($)		Total ($)
2017 Target	187,500	(1)	216,666	(2)	6,390,772	—	—	5,648,486	(3)	252,794	(4)	12,696,218
2017 Realizable	187,500	(1)	216,666	(2)	3,761,113	—	—	—	(3)	252,794	(4)	4,418,073
___________________________________________________

(1)
The salary shown above is the actual 2017 salary for Mr. Lynch, who became our chief executive officer on September 18, 2017. Mr. Westergren stepped down effective June 27, 2017, and his prorated compensation for 2017 is shown below in the 2017 Summary Compensation Table.

(2)
Mr. Lynch became our chief executive officer on September 18, 2017. Per the terms of his offer letter, he received a guaranteed minimum bonus for 2017 of $216,000. No additional bonus was approved for Mr. Lynch in 2017, and he did not participate in the 2017 Corporate Incentive Plan. Beginning in 2018, Mr. Lynch is eligible for a target bonus equal to 100% of his base salary.

(3)
The approximately 1.2 million stock options granted to Mr. Lynch in 2017 had no realizable value as of December 31, 2017 because the exercise price of $8.19 is above $4.82, the closing price of our stock on December 31, 2017.

(4)	Includes company-paid relocation-related expenses of $250,000 and the remainder primarily consists of mobile phone reimbursement.

Base Salary – Intended to compensate our CEO for performing day-to-day responsibilities and to provide a baseline level of market competitive pay.

Cash Bonus – Motivates our CEO to achieve corporate financial and non-financial performance objectives during the year. Mr. Lynch received a guaranteed minimum bonus of $216,666 for 2017 as part of his "new-hire" compensation package. For other NEOs, payouts for our 2017 bonus program could range from 0% to 200% of target depending on achievement of these objectives, and the actual payout for 2017 was 0% of target.

Equity Awards – During 2017, we granted Mr. Lynch RSUs and stock options. These equity awards vest over multiple years based on continued service, providing an "at-risk" variable pay opportunity. Because the ultimate value of these awards is directly related to the value of Pandora’s common stock, these rewards help align the long-term financial interests of our CEO with those of our stockholders.

Governance Practices

The Company has adopted corporate governance practices and policies that our board of directors believes help advance our compensation goals, including:

WHAT WE DO	WHAT WE DON'T DO

Maintain a completely independent compensation committee. Our Committee consists solely of independent directors who establish our compensation practices.
Guarantee salary increases or bonuses.    None of our NEOs are guaranteed salary increases or bonuses in connection with any annual compensation practice. Salary increases are evaluated annually and bonuses are based on achievement of revenue and profit targets and other performance metrics that are set by our Committee at the beginning of each bonus period.

Use a pay-for-performance model.    Our executive compensation program focuses on corporate results and aligns with stockholder interests by creating highly leveraged plans with a focus on long-term financial and stock-price performance.

Permit hedging or short sales.    All of our employees, including our board members and our executives, are prohibited from engaging in short sales or transactions in derivative securities, including hedging transactions, without prior approval from the board of directors.

Retain an independent compensation consultant. Our Committee retains Compensia, Inc. as its advisor to provide analysis, advice and guidance on executive compensation—independent of management.
Permit pledging.    All of our employees, including our board members and our executives, are prohibited from pledging their equity as collateral for loans without prior approval from the board of directors.

Use performance-based equity aligned with stockholder return.    Our Committee uses a variety of performance-based equity awards as a component of our annual equity grants to our NEOs. We awarded performance-based RSUs in 2015 and 2016, and stock options in 2017, as the performance-based component of our equity awards.

Provide tax gross-ups.    We do not provide tax "gross-ups" in our executive severance or change in control policy or as part of any annual compensation practice, other than in connection with standard relocation and parking allowance practices.

Maintain a claw-back policy. Our claw-back policy prevents employees from benefiting from erroneously-paid cash incentives that result from their misconduct. It has been in place since 2014.
Provide special perquisites.    We do not provide special perquisites to our NEOs, other than benefits that are generally available to all of our employees, such as our employee stock purchase plan, 401(k) plan, group health insurance, and short- and long-term disability insurance. See Section 5—Other Compensation for a discussion of security services provided to our former CEO, which we do not consider to be a perquisite.

WHAT WE DO	WHAT WE DON'T DO

Maintain equity ownership guidelines for executives and directors.    Since 2014, we have maintained the following stock ownership guidelines for our executives:

• CEO: 300% of annual base salary
• All other executives: 100% of annual base salary

Since 2013, we have maintained equity ownership guidelines for our board members equal to 300% of their annual retainer.

Allow re-pricing of stock options without stockholder approval.    Our commitment to stockholder alignment means that our board is not able to re-price stock options that may be "under water" without obtaining and receiving stockholder approval.

Section 2 – Compensation Setting Process

Role of the Compensation Committee

Setting Compensation for Executives other than the CEO

Our Committee has overall responsibility for administering our executive compensation programs. In fulfilling this responsibility with respect to our executives, including our NEOs (other than our CEO), our Committee sets the target total direct compensation opportunities, as well as each individual compensation component. In making compensation-related decisions, our Committee reviews compensation data for comparable businesses and a select group of "peer" companies, and assesses both our historical performance and our future prospects compared to those companies. As part of its decision-making process, our Committee takes into account our annual and long-term financial and operational performance, our long-term strategic and operational initiatives, the past performance and expected future contributions of our executives, and their individual expertise, skills and experience. Our Committee also solicits our CEO’s views as to the individual performance and potential of the executives that report to him, and his views on the appropriate compensation of those executives. With this information, and the advice of its independent compensation consultant, our Committee uses its own business judgment and experience to set the compensation elements and amounts for all executives, other than our CEO.

Setting Compensation for our CEO

For our CEO, our Committee engages in the data analysis described above, and, as needed, also solicits the views of the senior executive team and members of the board of directors as to the performance and potential of our CEO. Following a discussion with its independent compensation consultant, the Committee then approves CEO compensation decisions.

Role of the Compensation Consultant

Our Committee has engaged Compensia, Inc. ("Compensia") as its compensation consultant. Compensia provides a wide range of compensation advisory services to the Committee including: an annual review of our executive compensation philosophy and compensation peer group; an annual competitive assessment of executive and board of director compensation levels; guidance in considering and implementing new compensation policies and practices; and input on this Compensation Discussion and Analysis.

Compensia works at the direction of, and reports directly to, our Committee. Our Committee may replace Compensia or hire additional advisors at any time. A representative of Compensia attends Committee meetings when requested by our Committee. Compensia does not perform any other services for the Company, unless requested by our Committee. Our Committee has reviewed the independence of Compensia and determined that its work does not give rise to any conflicts of interest.

Role of the Chief Executive Officer

As noted above, our CEO provides our Committee with his assessment of the individual performance and potential for each of the executives that report to him. Our CEO also makes general recommendations to our Committee regarding base salaries, target annual cash incentive opportunities and long-term incentive compensation for those same executives. While our CEO attends board and Committee meetings where executive compensation practices and philosophies are discussed, he does not participate in any session in which his own compensation is determined.

Competitive Positioning and Our Compensation Peer Group

In making compensation decisions in 2017, our Committee reviewed compensation data from 16 comparable companies. Our Committee approved this compensation peer group in October 2016 based on an analysis performed by Compensia, using the following selection criteria:

•	Industry: internet, software-as-a service, content-oriented technology companies with an ad-based revenue model;

•	Revenue range: generally 0.5 to 2 times our revenue;

•	Market capitalization range: generally 0.25 to 4 times our market capitalization; and

•	Other growth and business factors, such as: high revenue growth, high market capitalization to revenue ratio, similar gross margin, profitability, number of employees, or business model.

Based on these selection criteria, our Committee selected the following companies to comprise our compensation peer group:

ACI Worldwide	Match Group	TripAdvisor
CoStar Group	Nuance Communications	VeriSign
Endurance International	ServiceNow	WebMD Health
Fortinet	Shutterfly	Yelp
GoDaddy	Synopsys	Zillow Group
j2 Global

Our Committee believes that these 16 companies provide useful comparisons, based on the selection criteria, to assist the Committee in understanding the competitive market for executive talent in the technology sector. Given the unique nature of our business and the limited number of companies with a directly comparable business profile, we have assembled a group of comparator companies, each of which reflects certain aspects of our business to develop an overall picture of relevant compensation practices and trends. Our Committee analyzes compensation data from these peer group companies on a role-by-role basis for our CEO and each of the executives that report to him and uses that analysis as one factor in its compensation setting process. We compete in vibrant and extremely competitive talent markets for the best talent with large, established companies, and with high-potential start-ups. In addition to our compensation, peer group, the Committee also reviews the practices of other competitors in our talent markets as another factor in its compensation setting process.

Section 3 – Elements of Pay

The three primary elements of Pandora’s executive compensation program are base salary, variable cash incentives and long-term equity incentives, as described below:

Compensation Element	What the Element Rewards	Purpose and Key Features	2017 Decisions

Base salary	Recognizes individual performance, level of experience, expected future performance and contributions to Pandora.	Designed to provide a competitive level of fixed compensation determined by the market value of the position using peer data, and the individual facts and circumstances of each executive’s role.
Four of our NEOs received base salary increases ranging from 3.3% to 16.3% to bring their salaries more in line with the comparable executives at our peer group, and to compensate them for new responsibilities. See "Base Salary," below.

Variable cash incentive
- under our Corporate Incentive Plan ("CIP")	Achievement of corporate and business-level performance objectives (for 2017, revenue and adjusted EBITDA excluding content costs).	Motivates participants to achieve corporate financial performance objectives during the year. Payouts for 2017 could range from 0% to 200% of target depending on achievement of these objectives.	Upward adjustments in target bonus levels for one of our NEOs compared to 2016. Based on performance, the CIP paid out at 0% of the target opportunity.

- under a standalone sales compensation plan (CRO only)	Achievement of business-level performance objectives (for 2017, U.S. ad revenue).	Motivates the chief revenue officer to achieve sales performance objectives during the year. Payouts for 2017 could range from 0% to 200% of target depending on achievement of this objective.	Removed ad RPM metric to solely incentivize U.S. ad revenue growth. Based on performance, the plan paid out at 82% of the target opportunity.

- discretionary cash bonus	Individual performance	Gives our Committee an opportunity to assess individual performance qualitatively, and award compensation based on individual contribution.	Three of our NEOs received discretionary cash bonuses in 2017 in amounts ranging from $50,000 to $100,000.

Long-term equity incentives
Alignment with long-term interests of stockholders and achievement of performance objectives designed to enhance long-term stockholder interests and attract, motivate and reward executives over extended periods of time. Multi-year vesting requirements also promote retention.

We award our NEOs annual grants of RSUs that vest over multiple years and provide an at-risk variable pay opportunity. We also make annual grants of performance-based equity awards, including stock options. Because the ultimate value of these grants is directly related to the value of Pandora’s common stock, these rewards help align the financial interests of executives with those of stockholders.

We structured our 2017 annual equity grants for our continuing NEOs so that 60% of the economic value was received in RSUs and 40% of the economic value was received in stock options. We also granted RSUs to our continuing NEOs in July 2017 to incentivize stability during an executive and business transition. The grants are described below in "Long-term Equity Incentives."

Base Salary

We use base salaries to attract and retain qualified executives. Our Committee sets base salaries for our NEOs based on the scope of responsibilities, skill set, market trends, past performance, the recommendation of our CEO, experience and a range of competitive data from our peer group on a role-by-role basis. Our Committee reviews base salaries at least annually, to see if any changes are warranted.

•	In September 2017, we hired a new CEO, Mr. Lynch, at a base salary of $650,000.

•	In February 2017, we hired a new CFO, Mr. Chopra, at a base salary of $470,000.

•	In December 2017, we hired a new CMO, Ms. Lapic, at a base salary of $450,000.

•
In 2017, the Committee set the base salary for our former CEO, Mr. Westergren at $550,000, a 10% increase from 2016, and increased the base salary of our former CFO and president, Mr. Herring, by 11% to $500,000. Given that Mr. Herring was serving solely as president at the time of his compensation review, the Committee evaluated his salary against chief operating officers in our peer group.

•
In 2017, the Committee increased the base salaries of our other NEOs by 3.3% and 16.3%, as shown in the table below, to bring their salaries more in line with the comparable officers at the companies in our peer group.

•	In each of these cases, our Committee independently determined that this amount was appropriate for each executive after considering the factors described above.

The following table sets forth the base salaries for our NEOs for 2017:

Name and Title	Annual Base Salary for 2016(1) ($)	Annual Base Salary for 2017(1) ($)	YOY % Increase
Roger Lynch Chief Executive Officer	—	650,000	—
Naveen Chopra Chief Financial Officer	—	470,000	—
Aimée Lapic Chief Marketing Officer	—	450,000	—
Chris Phillips Chief Product Officer	400,000	465,000	16.3%
John Trimble Chief Revenue Officer	450,000	465,000	3.3%
Tim Westergren Former Chief Executive Officer	500,000	550,000	10.0%
Michael Herring Former President and Chief Financial Officer	450,000	500,000	11.1%
_________________________________________________________

(1)
Salary increases for our NEOs were effective as of February 1 in 2016 and April 1 in 2017. As a result, the salaries presented in this table may vary from the base salaries presented in the 2017 Summary Compensation Table. All salaries are shown on an annualized basis and are not prorated for new hires or departures during the year.

Variable Cash Incentives

Corporate Incentive Plan

In 2017, all of our NEOs other than Mr. Lynch and Ms. Lapic, as described below, were eligible to participate in Pandora’s 2017 Corporate Incentive Plan ("CIP"), which provided a cash bonus opportunity based on Pandora’s 2017 financial performance. Consistent with past years, our Committee’s objective in adopting the CIP was to reward team success and to focus all participants on Pandora’s corporate financial goals, rather than on individual achievements.

The table below shows the target cash bonus opportunities as a percentage of base salary for our NEOs for 2016 and 2017:

Name and Title	Target Bonus under CIP (as a % of salary (2016))	Target Bonus under CIP (as a % of salary (2017))	2017 CIP Target Bonus ($)
Roger Lynch Chief Executive Officer(1)	—	—	—
Naveen Chopra Chief Financial Officer	—	60%	282,000
Aimée Lapic Chief Marketing Officer(2)	—	—	—
Chris Phillips Chief Product Officer	60%	60%	279,000
John Trimble Chief Revenue Officer(3)	30%	30%	139,500
Tim Westergren Former Chief Executive Officer(4)	75%	100%	550,000
Michael Herring Former President and Chief Financial Officer(5)	60%	60%	300,000
_____________________________________________

(1)
Mr. Lynch became our chief executive officer on September 18, 2017. Per the terms of his offer letter, he received a guaranteed minimum bonus for 2017 of $216,000. No additional bonus was approved for Mr. Lynch in 2017, and he did not participate in the 2017 CIP.

(2)	Ms. Lapic became our chief marketing officer on December 13, 2017, and was ineligible for participation in the 2017 CIP based on her start date.

(3)
The target bonus level for Mr. Trimble was set at 30% of base salary because he also participates in a separate sales compensation plan, which our Committee believes focuses him on the Company's overall financial performance as well as the performance of the sales organization for which he is responsible.

(4)
Mr. Westergren stepped down effective June 27, 2017. Under the terms of his Separation and Release Agreement, he remained eligible for a prorated bonus under the 2017 CIP with the payment not to exceed his target cash bonus opportunity.

(5)
Mr. Herring resigned his position as president effective June 27, 2017. Under the terms of his Separation and Release Agreement, he remained eligible for a prorated bonus under the 2017 CIP with the payment not to exceed his target CIP bonus.

At the outset of 2017, the Committee selected annual corporate GAAP revenue and non-GAAP adjusted EBITDA excluding content costs1 as the corporate performance measures for the 2017 CIP, weighted as follows:

•	Seventy percent of the bonus payout to be determined by comparing our actual revenue for 2017 to our revenue target in our board-approved 2017 financial plan; and

•	Thirty percent of the bonus payout to be determined by comparing our actual non-GAAP adjusted EBITDA excluding content costs for 2017 to the target in our 2017 board-approved financial plan.

Our Committee also determined that the 2017 CIP would include two supplemental performance measures that could allow for an above-target bonus payout: End of Period Net Paid Subscribers and Average Quarterly Monthly Active Users. If performance exceeded pre-established thresholds as compared against these supplemental measures, the base performance achieved on the 2017 CIP financial performance measures described above would be multiplied by the achievement level with respect to the supplemental measures to determine the final bonus payout, but in no event would the payout exceed 200% of target.

_____________________________________________
1 Adjusted EBITDA excludes stock-based compensation expense, benefit from (provision for) income taxes, depreciation and intangible amortization expense, amortization of non-recoupable ticketing contract advances, other income (expense), transaction costs from acquisitions and one-time cumulative charges to cost of revenue - content acquisition costs that are not directly reflective of our core business or operating results for the present period.

Our Committee believed that this 70%/30% weighting would encourage all participants in the 2017 CIP to focus primarily on top-line revenue, while the inclusion of adjusted EBITDA excluding content costs provided an incentive to contain manageable operating expenses.

The following table shows our 2017 performance with respect to each financial performance measure and the resulting achievement level for purposes of the 2017 CIP:

	CIP Weighting	2017 Target	2017 Actual	Percentage Achievement	CIP Factor Payout	Percent of Goal (Weighted)(1)
Revenue (in billions)	70%	$1.768	$1.467	83%	—%	—%
Adjusted EBITDA excluding content costs (in millions)	30%	$903	$679	75%	—%	—%
_____________________________________________

(1)	Calculated by multiplying the CIP Factor Payout by the CIP Weighting for each factor. The total blended payout for the 2017 CIP was 0% of target.

Based on our revenue and adjusted EBITDA excluding content cost performance, each of our NEOs received 0% of his or her target cash bonus opportunity under our 2017 CIP. While our Committee retains discretion in its determination of CIP payouts at the end of the year, it did not exercise this discretion in determining the payouts for 2017.

Chief Revenue Officer Compensation Plan

Our chief revenue officer, Mr. Trimble, is our only NEO who participates in both our CIP and an additional sales compensation plan. Seventy percent of Mr. Trimble's target variable compensation for 2017 was tied to this sales compensation plan, which our Committee approved at the beginning of 2017. This plan was based on the Company’s actual quarterly achievement against our budgeted U.S. advertising revenue performance. Mr. Trimble's cash incentive for 2017 could range from 0% to 200% of his target cash incentive opportunity of $322,875 depending on the Company’ actual performance for the year, with payments made quarterly. Performance for ad sales exceeded the target in one of four quarters, resulting in a cash incentive payment for Mr. Trimble under the sales compensation plan of $264,748, or 82% of his target variable compensation opportunity.

The following table shows our 2017 performance and the resulting achievement level for purposes of the 2017 sales compensation plan in which Mr. Trimble participates:

2017 Fiscal Quarter	Target Bonus ($)	Achievement (% of Target)	Payout Factor (% of Target)	Payment ($)
Q1	78,750	94.50%	72.53%	57,118
Q2	81,375	105.70%	100%	81,375
Q3	81,375	93.10%	65.72%	53,481
Q4	81,375	97.90%	89.43%	72,774
Total	322,875	—	82.00%	264,748

Discretionary Cash Bonus

In 2017, our Committee determined to award discretionary cash bonuses to our NEOs in recognition of their individual efforts in a challenging year that involved a leadership transition at the Company and a shift in the Company's strategy. After assessing the individual performance of the NEOs, our Committee determined to award cash bonuses to the following individuals based on their strong contributions during 2017:

Name and Title	2017 Discretionary Cash Bonus
Naveen Chopra Chief Financial Officer	$100,000
Chris Phillips Chief Product Officer	$100,000
John Trimble Chief Revenue Officer	$50,000

Each of these NEOs made specific and meaningful contributions above and beyond their typical job duties in furtherance of our 2017 strategic priorities. Mr. Chopra led the Company through the strategic review that resulted in the subsequent $480 million investment from Sirius XM and the sale of Ticketfly, and he also served as our interim CEO from June 27, 2017 until September 18, 2017. Mr. Phillips led the launch of our two major product initiatives, Pandora Premium and Pandora Access, and managed our engineering and marketing departments in additional to his role as chief product officer following the retirement of our former chief technology officer in May 2017 and the departure of our chief marketing officer in June 2017. Mr. Trimble managed our sales team throughout these extraordinary strategic changes, and provided continuity to ensure we remained focused on advertising revenue growth during a year of significant transition for Pandora.

Long-term Equity Incentives

Long-term equity incentives comprise the largest component of our executive compensation program as our Committee believes that our executives have a significant impact on our business success over time and, therefore, the creation of long-term stockholder value. To align our NEOs’ interests with those of our stockholders, provide appropriate long-term incentive opportunities, and satisfy our retention objectives, our Committee has used a mix of equity award vehicles, including stock options, RSUs, stock-settled performance-based RSUs ("PSUs") and stock-performance-based market stock units ("MSUs"). In 2017, our Committee decided to grant stock options and RSUs for our annual equity awards.

In making this decision, our Committee engaged in a vigorous debate regarding the most appropriate equity vehicle for strengthening the relationship between pay and performance, furthering stockholder alignment and satisfying our retention objectives. After careful consideration, our Committee determined that a mix of stock options and RSUs provided the most appropriate means for achieving these goals in 2017 given the volatility of the Company's stock price, its ongoing operational performance and its longer-term strategic and other challenges.

Annual Equity Grants

In March 2017, Mr. Herring, Mr. Phillips and Mr. Trimble, and, in April 2017, Mr. Westergren, received the annual equity awards shown in the table below. The RSU awards have a four-year vesting period. The stock options have a four-year vesting period, a ten-year term and an exercise price of $11.48 per share (which is, in the case of our continuing NEOs other than Mr. Westergren, equal to the closing price per share of the Company’s common stock on the date of grant and, in the case of Mr. Westergren, greater than the closing price per share of the Company’s common stock on the date of grant).

We structured our 2017 annual equity awards for our continuing NEOs, other than our former CEO, Mr. Westergren, so that 60% of the economic value was received in RSUs and 40% of the economic value was received in stock options. For Mr. Westergren, our Committee structured his 2017 annual equity award so that 50% of the economic value was received in RSUs and 50% of the economic value was received in stock options.

Name and Title	Restricted Stock Units (# of Units)	Stock Options (# of Units)	Intended Value ($)
Tim Westergren Former Chief Executive Officer	230,000	403,000	6,000,000
Michael Herring Former President and Chief Financial Officer	115,000	134,000	2,500,000
Chris Phillips Chief Product Officer	69,000	81,000	1,500,000
John Trimble Chief Revenue Officer	69,000	81,000	1,500,000

In addition to the awards described above, the Committee granted an additional equity award to Mr. Herring of 77,000 RSUs in March 2017 with an intended value of $1,000,000. The grant was intended to recognize Mr. Herring's performance as the Company's president and CFO, and his transition to president after the hiring of Mr. Chopra, the Company's current CFO. The RSUs have a two-year vesting period.

2017 Retention Grants

To stabilize our executive team during a period of transition following the departure of Mr. Westergren and Mr. Herring in June 2017, our Committee granted RSU awards to Mr. Phillips and Mr. Trimble in July 2017, and to Mr. Chopra in August 2017. These RSU awards have an approximately two-year vesting schedule, with 50% of the award vesting in 2018 and 50% of the award vesting in 2019. Mr. Chopra's award was also intended, in part, as compensation for his service as interim CEO from June to September 2017.

Our Committee determined that these awards were necessary to secure and motivate our executive team during a critical period of transformation in 2018 and 2019. The Committee determined that the loss of these executive officers in the near-term would create a critical business risk to our ability to achieve our strategic plan, and that targeted, short-term equity awards would properly incentivize the retention of our executive officers and the successful execution of our strategic plan over the course of 2018 and 2019.

Name and Title	Restricted Stock Units (# of Units)	Intended Value ($)
Naveen Chopra Chief Financial Officer	152,250	1,250,000
Chris Phillips Chief Product Officer	121,800	1,000,000
John Trimble Chief Revenue Officer	121,800	1,000,000

2016 Performance Awards

In 2016, we granted our NEOs Performance Awards that consist of stock-settled performance-based RSUs, or "PSUs," that are to be earned based on Pandora’s stock price performance during a four-year performance period from 2016 through 2020. Specifically, the PSUs will be earned only if and when the 90-day trailing average of Pandora’s common stock price equals or exceeds $20.00 per share on a given vesting date. On April 15, 2016, the grant date of these PSUs awards, Pandora’s stock price was $8.62 per share. Twenty-five percent of the PSUs were eligible to be earned on February 15, 2017, and vest thereafter in quarterly installments of 6.25% of the total number of shares granted. If the 90-day trailing average of Pandora’s common stock price does not equal or exceed $20 on a given vesting date, then the shares scheduled to be earned as of such date will remain unvested until the next successive vesting date on which the $20.00 per share target has been met. Any shares that remain unearned at the final vesting date will be canceled.

The 90-day trailing average of Pandora’s stock price has been below $20.00 per share for all vesting dates that have occurred, which resulted in our NEOs having earned none of the shares under the 2016 Performance Awards to date.

2015 Market Stock Units

In 2015, our Committee granted our NEOs stock-performance-based market stock units, or MSUs, that are to be earned based on Pandora’s relative stock price performance. Specifically, the MSUs measure Pandora’s total stockholder return ("TSR") performance against that of the Russell 2000 Index during three performance periods. Pandora’s relative TSR is calculated using the average adjusted closing stock price of Pandora stock, and the Russell 2000 Index, for the 90 calendar days prior to the beginning of each performance period and the last 90 calendar days of the performance period. The target MSUs are divided across three performance periods as follows:

•	Up to one-third of the target MSUs are eligible to be earned for a performance period that is the first calendar year of the MSU grant (the "One-Year Performance Period");

•	Up to one-third of the target MSUs are eligible to be earned for a performance period that is the first two calendar years of the MSU grant (the "Two-Year Performance Period"); and

•	Any remaining portion of the total potential MSUs are eligible to be earned for a performance period that is the entire three calendar years of the MSU grant (the "Three-Year Performance Period").

For each performance period, a "performance multiplier" is calculated by comparing Pandora’s relative TSR for the period to the Russell 2000 Index TSR for the same period. The target number of shares will be earned if the Pandora TSR is equal to the Russell 2000 Index TSR for the period. For each percentage point that the Pandora TSR falls below the Russell 2000 Index TSR for the period, the performance multiplier is decreased by three percentage points. For each percentage point that the Pandora TSR exceeds the Russell 2000 Index TSR for the Three-Year Performance Period, the performance multiplier is increased by two percentage points. The performance multiplier is capped at 100% for the One-Year and Two-Year Performance Periods. However, the full award was eligible for a payout of up to 200% of target with all upside tied to the Three-Year Performance Period.

Following the conclusion of the Three-Year Performance Period on December 31, 2017, the unearned 2015 MSUs were canceled pursuant to the terms of the grant agreement. The vesting summary of the 2015 MSUs, which have now concluded, is as follows:

Performance Period	Relative TSR Change (Percentage Points)	Percentage of Available Shares that Vested
One-Year Performance Period (ending December 31, 2015)	(26)	22%
Two-Year Performance Period (ending December 31, 2016)	(48)	—%
Three-Year Performance Period (ending December 31, 2017)	(101)	—%

Section 4 – Stockholder Outreach, Say-on-Pay and Say-on-Frequency

At our 2012 annual meeting, more than 75% of our stockholders expressed a preference for conducting stockholder advisory votes on the compensation of our named executive officers (a so-called "say-on-pay" vote) on a triennial basis. Subsequently, our board of directors adopted a policy to hold say-on-pay votes every three years. At our 2015 annual meeting, our stockholders expressed a high level of support (98% of the votes cast) for the compensation of our NEOs. Our Committee did not make any changes to the executive compensation program as a result of the 2015 say-on-pay vote. We are conducting both a say-on-pay votes and an advisory vote of the frequency of future say-on-pay votes at the annual meeting to which this proxy statement relates.

See "Proposal No. 2 Advisory Vote Approving the Compensation of our Named Executive Officers" and "Proposal No. 3 Advisory Vote Recommending the Frequency of Advisory Stockholder Votes on Executive Compensation" in this proxy statement for more information on these proposals.

We have recently engaged with some of our largest stockholders to discuss our corporate governance and executive compensation programs and to answer questions and elicit feedback, and we will continue to reach out to our stockholders throughout the spring to discuss such matters. The feedback we receive will be shared and discussed with our Committee and our Nominating and Corporate Governance Committee and will be thoughtfully considered as part of our compensation and governance decisions for 2018.

Section 5 – Other Compensation

Compensation for Service as Interim Chief Executive Officer

From June 27, 2017 until September 18, 2017, Mr. Chopra served as our interim chief executive officer while continuing to serve as our CFO. Our Committee agreed to provide Mr. Chopra with a supplemental monthly cash payment of $29,000 during the time he served as interim CEO. Our Committee also granted Mr. Chopra 152,250 RSUs, as discussed in "Section 3—Elements of Pay—Long-term Equity Incentives". These amounts are reflected in the 2017 Summary Compensation Table.

Our Committee further agreed to provide Mr. Chopra with enhanced severance payments and benefits for the one-year period following the conclusion of his service as interim CEO (the "Enhanced Severance Period"). During the Enhanced Severance Period, the terms of the Company's Executive Severance and Change of Control Policy (the "Policy") applicable to Mr. Chopra would be modified such that he would be eligible for 12 Severance Months (as defined in the Policy) in the case of an Involuntary Termination (as defined in the Policy) and 18 Severance Months in the case of a Change in Control Termination (as defined in the Policy). These amounts are reflected in the 2017 Potential Payments on Termination and Change in Control table.

Transportation and Security Measures for our Former CEO

The personal safety and security of our employees, including our executives, is of great importance to us and our stockholders. In 2016, based on the recommendation of an independent, third-party security study, we implemented a security program under which we required our former CEO and co-founder, Mr. Westergren (as well as his spouse and dependent children when they accompany him), to use, as much as practicable, Company-provided secure automobile transportation for all business and personal travel. This security program continued until Mr. Westergren stepped down as chief executive officer and as a director of the Company on June 27, 2017.

The services provided by the Company for Mr. Westergren in 2017 also included personal security during business-related and personal travel, and threat assessment and management. Our Committee believes the amounts paid by the Company for these services are reasonable, necessary, and for our Company’s benefit.

Although we view the transportation and security services provided to Mr. Westergren as a necessary and appropriate business expense, because they may be viewed as conveying a personal benefit to him, we have reported the aggregate incremental costs to the Company of these services in the "All Other Compensation" column of the 2017 Summary Compensation Table.

Change in Control Arrangements

We believe a combination of severance and change in control arrangements will help our executives maintain continued focus and dedication to their responsibilities in the event of a change in control of the Company, and thus help maximize stockholder value in that event. Rather than engaging in individual severance negotiations with each of our executives at the time of hire, or at the time a change in control event occurs, our Committee has adopted an Executive Severance and Change of Control Policy to provide consistent severance arrangements for our NEOs other than our CEO, and a slightly enhanced severance arrangement for our CEO. These severance arrangements are coupled with "double trigger" change in control payout conditions, in order to promote retention while minimizing the chance of unwarranted payouts. Our severance and change in control arrangements are described in detail below under "Executive Compensation—2017 Potential Payments on Termination and Change in Control".

Former Executive Officers and Related Separation Arrangements

On June 27, 2017, Mr. Westergren stepped down as chief executive officer and resigned his position as a director of the Company, and Mr. Herring resigned his position as Pandora's president. We entered into a Separation Agreement and General Release with each of Mr. Westergren and Mr. Herring that provided for certain payments as described below and under "2017 Potential Payments on Termination and Change in Control." The payments made under these agreements are generally consistent with the benefits provided on an involuntary termination of employment under our executive severance and change in control policy. Additionally, Mr. Westergren and Mr. Herring received continued eligibility for vesting with respect to the portion of the 2015 MSU award that vested on February 15, 2018 based on performance through December 31, 2017 (none of which actually vested). Mr. Westergren received continued eligibility for vesting with respect to the portion of the 2016 Performance Award that vests through July 15, 2018 (none of which has vested to date). Mr. Herring received continued

eligibility for vesting with respect to the portion of the 2016 Performance Award that vested through February 15, 2018 (none of which actually vested).

Tax and Accounting Considerations

We do not expect the accounting impact of compensation to be a material factor in our Committee’s decision-making process. We do not require executive compensation to be tax deductible for the Company, but instead balance the costs and benefits of tax deductibility and our executive compensation goals and philosophy.

Risk Assessment of Compensation Programs

Our Committee, in consultation with management and Compensia, has assessed our compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the board of directors, mitigates potential risks.

Report of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of Pandora’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee shall not be incorporated by reference into any such filings.

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation committee of the board of directors:

Roger Faxon
Timothy Leiweke, Chairperson
James Meyer
Mickie Rosen

2017 Summary Compensation Table

The following table sets forth the compensation for each person who served as our principal executive or financial officer during the year ended December 31, 2017 and our other three most highly compensated executive officers for the year ended December 31, 2017, collectively referred to as the "named executive officers" in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus(6) ($)	Stock Awards(7) ($)	Option Awards(7) ($)	Non-Equity Incentive Plan Compensation(8) ($)	All Other Compensation ($)		Total ($)
Roger Lynch Chief Executive Officer and President(1)	2017	187,500	216,666	6,390,772	5,648,486	—	252,794	(9)	12,696,218
Naveen Chopra Chief Financial Officer(2)	2017	493,927	300,000	6,690,468	1,350,493	—	3,440		8,838,328
Aimée Lapic Chief Marketing Officer(3)	2017	22,500	50,000	2,500,000	—	—	—		2,572,500
Chris Phillips Chief Product Officer	2017	448,750	100,000	1,979,699	536,220	—	2,340		3,067,009
	2016	395,833	201,600	2,730,000	—	—	—		3,327,433
	2015	350,000	197,675	350,619	—	—	—		898,294
John Trimble Chief Revenue Officer	2017	455,898	50,000	1,979,699	536,220	264,748	3,510		3,290,075
	2016	441,666	113,400	2,730,000	—	226,822	—		3,511,888
	2015	400,000	84,120	2,113,078	—	352,100	—		2,949,298
Tim Westergren Former Chief Executive Officer(4)	2017	269,231	—	2,495,500	2,426,060	—	2,255,536	(10)	7,446,327
	2016	486,875	315,000	3,412,500	—	—	228,632	(10)	4,443,007
Michael Herring Former President and Chief Financial Officer(5)	2017	304,710	—	2,204,160	887,080	—	1,197,385	(11)	4,593,335
	2016	445,000	226,800	3,071,250	—	—	—		3,743,050
	2015	387,917	164,034	2,113,078	—	—	—		2,665,029
_____________________________________________

(1)	Mr. Lynch became our chief executive officer on September 18, 2017.

(2)	Mr. Chopra became our chief financial officer on February 28, 2017. Mr. Chopra also served as interim chief executive officer from June 27, 2017 until September 18, 2017.

(3)	Ms. Lapic became our chief marketing officer on December 13, 2017.

(4)
Mr. Westergren became our chief executive officer on March 25, 2016. Under applicable SEC rules, we have excluded Mr. Westergren's compensation for 2015 because he was not a named executive officer or our chief executive officer during that year. On June 27, 2017, Mr. Westergren stepped down as our chief executive officer and left the Company.

(5)
Mr. Herring served as our chief financial officer in 2015 and 2016. Effective March 25, 2016, he took on the additional role of president. On February 28, 2017, Mr. Herring stepped down as our chief financial officer upon the hiring of his successor. Effective June 27, 2017, Mr. Herring resigned his position as our president and left the Company.

(6)
Reflects the amount paid under our Corporate Incentive Plan for the fiscal year, and, in the case of Mr. Lynch, also includes a guaranteed bonus of $216,000, which was paid in 2017 pursuant to the terms of his offer letter, in the case of Mr. Chopra, also includes $200,000 of his signing bonus, which was paid in 2017 pursuant to the terms of his offer letter, in the case of Ms. Lapic, also includes $50,000 of her signing bonus, which was paid in 2017 pursuant to the terms of her offer letter, and, in the case of Mr. Phillips, also includes $75,000 of his signing bonus, which was paid in 2015 pursuant to the terms of his offer letter. In 2017, this amount also includes the discretionary cash bonus awarded to certain named executive officers. See "Compensation Discussion and Analysis—Section 3 – Elements of Pay—Variable Cash Incentives" for more information.

(7)
The amount reflects the aggregate grant date fair value of the stock options and stock awards granted during the fiscal year, without regard to forfeitures, computed in accordance with FASB ASC Topic 718. For RSU awards, the aggregate grant date fair value is determined using the closing price of our common stock on the date of the grant. For stock options, the aggregate grant date fair value is determined using the Black-Scholes option-pricing model. The inputs to the Black-Scholes option-pricing model are our stock price on the date of grant, the expected stock price volatility over the expected term of the award, which is based on projected employee stock option exercise behaviors, the risk-free interest rate for the expected term of the award and expected dividends. Amounts reported in the "Stock Awards" column for 2016 for each of Messrs. Herring, Phillips, Trimble and Westergren include the grant date fair value of the PSU awards granted during 2016, which was approximately $5.03 per target share. The PSU awards vest based on Pandora’s stock price performance during a four-year performance period when the 90-day trailing average of Pandora’s stock price equals or exceeds $20.00 on a given vesting date. See "Compensation Discussion and Analysis—Section 3 – Elements of Pay—Long-term Equity Incentives—Equity Grants in 2016—2016 Performance Awards" for additional information. Amounts reported in the "Stock Awards" column for 2015 for each of Messrs. Herring, Phillips, Trimble and Westergren include the grant date fair value of the MSU awards granted during 2015, which was approximately $5.38 per target share. The target number of MSUs vests based on the Pandora TSR relative to the Russell 2000 Index TSR during three performance periods from 2015 to 2017 as described under "Compensation Discussion and Analysis—Section 3 – Elements of Pay—Long-term Equity Incentives—2015 Market Stock Units". The grant date fair value of the PSUs and MSUs was calculated based on the probable outcome of the market-based performance conditions and the application of a Monte Carlo simulation model. The grant date fair value of the PSU and MSU awards does not correspond to the actual value that may be recognized by each of our named executive officers with respect to these awards, which may be higher or lower based on a number of factors, including our performance, stock price fluctuations, applicable vesting and, in the case of the MSU Awards, the performance of the companies in the Russell 2000 Index. Under FASB ASC Topic 718, the vesting conditions related to the PSUs and MSUs granted to our named executive officers are considered market conditions and not performance conditions. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on the achievement of these market conditions. There can be no assurance that the stock options or stock awards will vest or that options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value.

(8)
Mr. Trimble's amount represents amounts paid to him under his sales compensation plan for the fiscal year. The 2017 amounts are described under "Compensation Discussion and Analysis—Section 3 – Elements of Pay—Variable Cash Incentives—Chief Revenue Officer Compensation Plan."

(9)	Includes company-paid relocation-related expenses of $250,000 and the remainder primarily consists of mobile phone reimbursement.

(10)
The amount reported includes severance payments paid in accordance with the terms of the Executive Severance Policy as described under "2017 Potential Payments on Termination and Change in Control—2017 Severance Payments." Mr. Westergren received a cash payment of $572,927 and accelerated equity valued at $1,513,903 based on a per share price of $8.49, which was the closing market price of our common stock on June 27, 2017, less, in the case of stock options, the per share exercise price of the accelerated options (or, if the exercise price of an option is above $8.49 per share, no value was assigned). With respect to the 2015 MSU award, Mr. Westergren remained eligible for vesting at the conclusion of the three-year performance period, which concluded on December 31, 2017. The MSUs vested at 0% of the one-third vesting opportunity for the period and, as a result, no value was assigned to the 2015 MSU award. With respect to the 2016 PSU award, Mr. Westergren remains eligible for vesting through the May 15, 2018 vesting date. The amount also includes approximately $189,739 in 2017 representing the aggregate incremental costs related to personal security for Mr. Westergren and $211,432 in 2016 representing the aggregate incremental costs related to personal security for Mr. Westergren and approximately $17,200 in 2016 for aggregate incremental costs related to the use of an authorized car service for commutation and non-business events prior to the implementation of our security program covering him. The aggregate incremental cost for personal security is the full cost to Pandora for such service. The 2017 amounts are described under "Compensation Discussion and Analysis—Section 5—Other Compensation."

(11)
The amount reported consists primarily of severance payments paid in accordance with the terms of the Executive Severance Policy as described under "2017 Potential Payments on Termination and Change in Control—2016 and 2017 Severance Payments." Mr. Herring received a cash payment of $259,453 and accelerated equity valued at $939,317 based on a per share price of $8.49, which was the closing market price of our common stock on June 27, 2017, less, in the case of stock options, the per share exercise price of the accelerated options (or, if the exercise price of an option is above $8.49 per share, no value was assigned). With respect to the 2015 MSU award, Mr. Herring remained eligible for vesting at the conclusion of the three-year performance period, which concluded on December 31, 2017. The MSUs vested at 0% of the one-third vesting opportunity for the period and, as a result, no value was assigned to the 2015 MSU award. With respect to the 2016 PSU award, Mr. Herring remained eligible for vesting through the February 15, 2018 vesting date. No PSUs were earned as of this date and, as a result, no value was assigned to the 2016 PSU award.

2017 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the year ended December 31, 2017.

Name	Grant Date		Approval Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
					Threshold ($)	Target ($)	Maximum ($)
Roger Lynch	9/18/2017	(2)	8/9/2017	RSU	—	—	—	390,157	—	—	3,195,386
	9/18/2017	(3)	8/9/2017	RSU	—	—	—	390,157	—	—	3,195,386
	9/18/2017	(4)	8/9/2017	Option	—	—	—	—	1,189,155	4.75	5,648,486
Naveen Chopra	2/28/2017	(5)	2/23/2017	RSU	—	—	—	436,138	—	—	5,399,388
	2/28/2017	(6)	2/23/2017	Option	—	—	—	—	191,288	7.06	1,350,493
	8/4/2017	(7)	8/4/2017	RSU	—	—	—	152,250	—	—	1,291,080
Aimée Lapic	12/13/2017	(8)	11/22/2017	RSU	—	—	—	499,002	—	—	2,500,000
Chris Phillips	3/17/2017	(5)	3/17/2017	RSU	—	—	—	69,000	—	—	792,120
	3/17/2017	(9)	3/17/2017	Option	—	—	—	—	81,000	6.62	536,220
	7/26/2017	(10)	7/26/2017	RSU	—	—	—	121,803	—	—	1,187,579
John Trimble	3/9/2017	(11)	3/9/2017	Sales	—	322,875	645,750	—	—	—	—
	3/17/2017	(5)	3/17/2017	RSU	—	—	—	69,000	—	—	792,120
	3/17/2017	(9)	3/17/2017	Option	—	—	—	—	81,000	6.62	536,220
	7/26/2017	(10)	7/26/2017	RSU	—	—	—	121,803	—		1,187,579
Tim Westergren	4/20/2017	(5)	4/20/2017	RSU	—	—	—	230,000	—	—	2,495,500
	4/20/2017	(9)	4/20/2017	Option	—	—	—	—	403,000	6.02	2,426,060
Michael Herring	3/17/2017	(5)	3/17/2017	RSU	—	—	—	115,000	—	—	1,320,200
	3/17/2017	(12)	3/17/2017	RSU	—	—	—	77,000	—	—	883,960
	3/17/2017	(9)	3/17/2017	Option	—	—	—	—	134,000	6.62	887,080

_________________________________________

(1)	The amount reflects the grant date fair value of RSU awards and option awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718.

(2)
Vests over a total of approximately 14 months with 50% vested on December 20, 2017 and 12.5% vested on each of February 15, 2018, May 15, 2018, August 15, 2018 and November 15, 2018. This award was intended to partially replace a portion of the compensation value that Mr. Lynch forfeited by leaving his previous employer.

(3)	Vests over a total of four years with 25% vested on August 15, 2018 and thereafter 1/16th of the total number of shares vesting quarterly.

(4)	Vests over a total of four years with 25% vested on September 18, 2018 and thereafter 1/48th of the total number of shares vesting monthly.

(5)	Vests over a total of four years with 25% vested on February 15, 2018 and thereafter 1/16th of the total number of shares vesting quarterly.

(6)	Vests over a total of four years with 25% vested on February 28, 2018 and thereafter 1/48th of the total number of shares vesting monthly.

(7)	Vests over a total of 18 months with 80% vested on August 15, 2018 and 20% vested on February 15, 2019.

(8)	Vests over a total of four years with 25% vested on November 15, 2018 and thereafter 1/16th of the total number of shares vesting quarterly.

(9)	Vests over a total of four years with 25% vested on February 15, 2018 and thereafter 1/48th of the total number of shares vesting monthly.

(10)	Vests over a total of 18 months with 50% vested on August 15, 2018 and 50% vested on February 15, 2019.

(11)
The amounts set forth for Mr. Trimble represent the target and maximum payouts under his sales compensation plan described above. Actual amounts paid for the fiscal year performance are set forth in the 2017 Summary Compensation Table above and a description of the criteria used to determine these amounts is set forth above under "Compensation Discussion and Analysis—Section 3 – Elements of Pay—Variable Cash Incentives—Chief Revenue Officer Compensation Plan."

(12)	Vests over a total of two years with 50% vested on February 15, 2018 and thereafter 1/8th of the total number of shares vesting quarterly.

2017 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2017. The market value for stock awards (PSUs, MSUs and RSUs) is determined by multiplying the number of shares by the closing price of our common stock on the last trading day of the fiscal year (which was $4.82 per share on December 31, 2017).

			Option Awards				Stock Awards
Name	Grant Date		Numbers of Securities Underlying Unexercised Options Exercisable (#)	Numbers of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Roger Lynch	9/18/2017	(1)	—	—	—	—	195,079		940,281	—	—
	9/18/2017	(2)	—	—	—	—	390,157		1,880,557	—	—
	9/18/2017	(3)	—	1,189,155	8.19	9/18/2027	—		—	—	—
Total			—	1,189,155			585,236		2,820,838	—	—

Naveen Chopra	8/4/2017	(4)	—	—	—	—	152,250		733,845	—	—
	2/28/2017	(2)	—	—	—	—	436,138		2,102,185	—	—
	2/28/2017	(3)	—	191,288	12.38	2/28/2027	—		—	—	—
Total			—	191,288			588,388		2,836,030	—	—

Aimée Lapic	12/13/2017	(2)	—	—	—	—	499,002		2,405,190	—	—
Total			—	—			499,002		2,405,190	—	—

Chris Phillips	7/26/2017	(5)	—	—	—	—	121,803		587,090	—	—
	3/17/2017	(2)	—	—	—	—	69,000		332,580	—	—
	3/17/2017	(3)	—	81,000	11.48	3/17/2027	—		—	—	—
	4/15/2016	(6)	—	—	—	—	—		—	112,500	542,250
	4/15/2016	(2)	—	—	—	—	112,500		542,250	—	—
	3/11/2015	(7)	—	—	—	—	—		—	12,047	58,067
	3/11/2015	(2)	—	—	—	—	5,938		28,621	—	—
	10/30/2014	(2)	—	—	—	—	24,550		118,331	—	—
Total			—	81,000			333,791		1,608,872	124,547	600,317

John Trimble	7/26/2017	(5)	—	—	—	—	121,803		587,090	—	—
	3/17/2017	(2)	—	—	—	—	69,000		332,580	—	—
	3/17/2017	(3)	—	81,000	11.48	3/17/2017	—		—	—	—
	4/15/2016	(6)	—	—	—	—	—		—	112,500	542,250
	4/15/2016	(2)	—	—	—	—	112,500		542,250	—	—
	3/11/2015	(7)	—	—	—	—	—		—	71,354	343,926
	3/11/2015	(2)	—	—	—	—	35,938		173,221	—	—
	3/3/2014	(2)	—	—	—	—	807		3,890	—	—
	3/3/2014	(3)	21,562	1,438	37.88	3/3/2024	—		—	—	—
	1/19/2012		166,667	—	13.26	1/19/2022	—		—	—	—
	7/7/2009		8,396	—	0.16	7/7/2019	—		—	—	—
Total			196,625	82,438			340,048		1,639,031	183,854	886,176

Tim Westergren	4/15/2016	(6)	—	—	—	—	—	—	—	31,250	150,625
	3/11/2015	(7)	—	—	—	—	—	—	—	47,260	227,793
Total			—	—			—		—	78,510	378,418

Michael Herring	4/15/2016	(6)	—	—	—	—	—		—	14,063	67,784
	3/11/2015	(7)	—	—	—	—	—		—	71,354	343,926
Total			—	—			—		—	85,417	411,710

_____________________________________________

(1)	These RSUs vest quarterly at the rate of 1/8th of the total number of shares.

(2)	These RSUs vest quarterly at the rate of 1/16th of the total number of shares.

(3)	These options vest monthly at the rate of 1/48th of the total number of shares.

(4)	Vests over a total of 18 months with 80% vested on August 15, 2018 and 1/5th vesting on February 15, 2019.

(5)	Vests over a total of 18 months with 50% vested on August 15, 2018 and 1/2 vesting on February 15, 2019.

(6)
These 2016 Performance Awards, which consist of PSUs, vest based on Pandora’s stock price performance during a four-year performance period when the 90-day trailing average of Pandora’s stock price equals or exceeds $20 on a given vesting date. Twenty-five percent of the PSUs were eligible to vest on February 15, 2017, and vest thereafter in quarterly installments of 6.25% of the total number of shares granted. If the 90-day trailing average of Pandora’s common stock price does not equal or exceed $20 on a given vesting date, then the shares scheduled to vest as of such date will remain unvested until the next successive vesting date on which the $20 target has been met. Any shares that remain unearned at the final vesting date will be canceled. See "Compensation Discussion and Analysis—Section 3 – Elements of Pay—Long-term Equity Incentives—Equity Grants in 2016—2016 Performance Awards" for additional information.

(1)
These MSUs are shown at their target amount and vest in three annual installments on February 15 of 2016, 2017 and 2018, subject to the award recipient's continued service. The number of MSUs that may be earned at each installment is based on our annual relative TSR compared to that of the Russell 2000 Index over a period beginning January 1 of the year of the MSU award and ending on December 31 of the year prior to the annual installment date, as described under "Compensation Discussion and Analysis—Section 3 – Elements of Pay—Long-term Equity Incentives—2015 Market Stock Units." On each of the first two annual installments, depending on actual performance, the award recipient has the ability to earn up to one-third of the total number of MSUs granted; on the third annual installment, the award recipient has the ability to earn up to 200% of the total MSUs granted less any MSUs earned over the first two annual installments. Following the conclusion of the Three-Year Performance Period on December 31, 2017, the unearned 2015 MSUs were canceled pursuant to the terms of the grant agreement.

2017 Options Exercised and Stock Vested

The following table shows information regarding stock options that were exercised by our named executive officers, or stock awards that vested, during the year ended December 31, 2017. The value realized has been computed based on the closing market price of our common stock on the date of exercise or vesting, as applicable.

		Option Awards		Stock Awards
Name		Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Numbers of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roger Lynch		—	—	195,078	924,670
Naveen Chopra		—	—	—	—
Aimée Lapic		—	—	—	—
Chris Phillips		—	—	116,800	1,227,988
John Trimble		—	—	119,475	1,252,405
Tim Westergren	(1)	3,139,491	17,358,969	267,056	2,836,222
Michael Herring	(2)	—	—	217,907	2,176,124
_____________________________________________

(1)
Includes the acceleration of 178,316 RSUs, resulting in a value realized on vesting of $1,513,903, as required by the terms of the Executive Severance Policy as described under "2017 Potential Payments on Termination and Change in Control—2017 Severance Payments." The value of Mr. Westergren's accelerated RSUs is based on $8.49 per share, which was the closing market price of our common stock on June 27, 2017.

(2)
Includes the acceleration of 110,638 RSUs, resulting in a value realized on vesting of $939,317, as required by the terms of the Executive Severance Policy as described under "2017 Potential Payments on Termination and Change in Control—2017 Severance Payments." The value of Mr. Herring's accelerated RSUs is based on $8.49 per share, which was the closing market price of our common stock on June 27, 2017.

2017 Potential Payments on Termination and Change in Control

Our named executive officers are eligible to receive severance payments and benefits under our executive severance and change in control policy, which provides payments and benefits if their employment is terminated involuntarily or in connection with a change in control of our company, such as a change in the voting power of our company by more than 50% or a sale of substantially all of our assets.

In February 2017 and August 2017, the Committee amended our executive severance and change in control policy. Among other changes, the amended and restated policy as currently in effect provides for (i) the payment of a full-year target bonus (rather than a target bonus pro-rated to the termination date) to an eligible officer in the event his or her employment terminates in connection with a change in control of the Company (ii) the chief financial officer, in addition to the chief executive officer, to be eligible for severance in the event of a voluntary termination of employment for "Good Reason" (as defined in the policy), and (iii) extends the period during which the chief executive officer is eligible for Change of Control Termination (as defined in the policy) benefits from 12 months to 18 months following a Change of Control (as defined in the Company's 2011 Equity Incentive Plan).

Our executive severance and change in control policy provides for the following severance payments and benefits, subject to our receipt of an effective release of claims executed by the named executive officer:

•
Non-change in control severance. If the employment of the eligible officer is terminated without cause prior to a change in control, the officer is entitled to receive six months (or 12 months in the case of our chief executive officer) of salary, health benefits and accelerated vesting of equity awards, plus a prorated annual bonus for the year of termination (based on actual performance) and outplacement services.

•
Change in control severance. If, in connection with or otherwise within 12 months (or 18 months in the case of our chief executive officer) after a change in control, the employment of the eligible officer is terminated without cause or the officer resigns for good reason (such as reduction in salary or material relocation), the officer is entitled to receive 12 months (or 18 months in the case of our chief executive officer) of salary and health benefits, 100% accelerated vesting of equity awards and the opportunity to extend the exercise period of certain stock options for up to 12 months following termination, plus a full-year target bonus for the year of termination and outplacement services.

Estimated severance and change in control benefits. The table below provides an estimate of the value of the payments and benefits due to each of our named executive officers in the case of the events described below, assuming that the termination of employment and/or change in control was effective on December 31, 2017, under the arrangements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change in control, as applicable.

	Involuntary Termination			Change in Control	Change in Control Followed by Involuntary Termination
Name	Cash(1) ($)	Equity(2)(3) ($)	Total	Equity ($)	Cash(1) ($)	Equity(2)(4) ($)	Total
Roger Lynch	679,000	1,567,127	2,246,127	—	1,205,583	2,585,771	3,791,354
Naveen Chopra	499,000	1,648,416	2,147,416	—	981,000	2,836,030	3,817,030
Aimée Lapic	242,000	—	242,000	—	488,375	2,405,190	2,893,565
Chris Phillips	249,500	333,814	583,314	—	773,000	1,430,157	2,203,157
John Trimble	249,500	336,161	585,661	—	633,500	1,457,086	2,090,586
_____________________________________________

(1)
The "cash" severance payments and benefits include, where applicable, salary multiples paid as severance, health benefits assuming a cost of $2,000 per month, outplacement services assuming a value of $5,000, and a prorated or full-year annual bonus, each as described above.

(2)
The value of accelerated vesting of equity awards is based on $4.82 per share, which was the closing market price of our stock on December 31, 2017, less, in the case of stock options, the per share exercise price of the accelerated options (or, if the exercise price of an option is above $4.82, no value was assigned), and assumes that equity awards are not assumed or substituted by the successor company.

(3)
In the case of the 2016 Performance Awards, which consist of PSUs, the amount reported assumes that the named executive remains eligible for vesting through the vesting dates that occur during the months equal to the number of months for which they are eligible for equity acceleration, as described above, but that no shares vested at such vesting dates because the performance conditions were not met. If the 90-day trailing average of Pandora’s common stock price were to equal $20.00 per share on the last vesting date at which the named executive officers would have been eligible for vesting, which would cause the performance condition to be met, equity amounts would increase as a result of the vesting of the 2016 Performance Awards by $583,340 for Mr. Phillips and $583,340 for Mr. Trimble.

(4)
In the case of PSU awards, assumes that the price per share in the hypothetical change in control transaction is equal to $4.82, which was the closing market price of our common stock on December 31, 2017. The number of PSUs earned is determined, effective immediately prior to such change in control, based on the change in control transaction price per share. If the price per share in the change in control transaction were to equal or exceed $20.00 per share, then all unvested PSUs would convert to time-vested RSUs at the change in control, and the converted RSUs would accelerate in the case of a termination in connection with, or in the 12 months after, the change in control. Because the price per share in the hypothetical change in control transaction is less than $20.00 per share, then, upon the change in control, unvested PSUs are canceled by the Company and forfeited and no value is assigned.

2017 Severance Payments.

In connection with Mr. Westergren's separation from the Company, we entered into a Severance and Release Agreement under which he received a lump sum severance payment equal to 12 months of salary, continuation of health benefits for 12 months, accelerated vesting of outstanding and unvested equity awards that would have vested during the 12-month period following his separation, continued eligibility for vesting with respect to the portion of the 2015 MSU award scheduled to vest based on performance through December 31, 2017 (none of which actually vested) and the portion of the 2016 Performance Award scheduled to vest based on performance through May 15, 2018 (none of which has vested to date), a cash payment equal to the prorated (to the separation date) portion of the amount that he would have received under the 2017 CIP (based on actual performance), and three months of outplacement services.

In connection with Mr. Herring's separation from the Company, we entered into a Separation Agreement and General Release under which he received a lump sum severance payment equal to six months of salary, continuation of health benefits for six months, accelerated vesting of outstanding and unvested RSU and stock option awards that would have vested during the six-month period following his separation, continued eligibility for vesting with respect to the portion of the 2015 MSU award and 2016 Performance Award scheduled to vest based on performance through February 15, 2018 (none of which actually vested), a cash payment equal to the prorated (to the separation date) portion of the amount that he would have received under the 2017 CIP (based on actual performance), and three months of outplacement services.

The following table provides a summary of the amounts paid to Mr. Westergren and Mr. Herring under their respective Severance and Release Agreements:

	Cash(1) ($)	CIP Bonus(2) ($)	Accelerated Equity(3) ($)	Total ($)
Tim Westergren	572,927	—	1,513,903	2,086,830
Michael Herring	259,453	—	939,317	1,198,770
_____________________________________________

(1)	The "cash" severance amounts include health benefits at an aggregate cost of $22,927 in the case of Mr. Westergren and at an aggregate cost of $9,453 in the case of Mr. Herring.

(2)	Represents the actual bonus paid for the year ending December 31, 2017 in the case of Mr. Westergren and Mr. Herring.

(3)
The value of accelerated vesting of Mr. Westergren's and Mr. Herring's equity awards is based on $8.49 per share, which was the closing market price of our common stock on June 27, 2017, less, in the case of stock options, the per share exercise price of the accelerated options (or, if the exercise price of an option is above $8.49 per share, no value was assigned). With respect to the 2015 MSU award, Mr. Westergren and Mr. Herring remained eligible for vesting at the conclusion of the three-year performance period, which concluded on December 31, 2017. The MSUs vested at 0% of the one-third vesting opportunity for the period and, as a result, no value was assigned to the 2015 MSUs. With respect to the 2016 Performance Award, Mr. Westergren remains eligible for vesting through May 15, 2018 and the amounts above assume no shares vested at such vesting dates because the performance condition was not met. If the 90-day trailing average of Pandora’s stock price were to equal $20.00 per share on May 15, 2018, which would cause the performance condition to be met, equity amounts would increase as a result of the vesting of the 2016 Performance Awards by $1,250,000. With respect to the 2016 Performance Award, Mr. Herring remained eligible for vesting through February 15, 2018, although no shares vested because the performance condition was not met and, accordingly, no value was assigned to the 2016 Performance Award.

2017 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Roger Lynch, our chief executive officer:

For 2017, our last completed fiscal year:

•	the annual total compensation of the employee identified at median of our Company (other than our CEO, Mr. Lynch), was $175,138; and

•	the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $13,158,718.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Lynch, our chief executive officer, to the median of the annual total compensation of all employees was estimated to be 75 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median employee and calculating that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee for the purpose of providing the information above, we examined the compensation of all our employees (other than our CEO) as of October 31, 2017 using, based on our payroll records, a consistently applied compensation measure consisting of such employees' annualized base salary for salaried employees, annualized regular and overtime hours worked for hourly employees, target annual cash bonus or commission, the budgeted midpoint of the equity range and equity award participation rate for annual equity awards for the employee's job family and job level, and annualized mobile phone reimbursement. We excluded all workers classified as contractors in the U.S. on the basis that such workers are not employees. We also excluded two foreign employees, representing the entirety of the Company's non-U.S. workforce, in reliance on the de minimis exemption. Both foreign employees were located in the United Kingdom. The total number of our U.S. and non-U.S. employees as of October 31, 2017 used for the de minimis calculation was 1,961.

After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we used for our principal executive officers as set forth in the 2017 Summary Compensation Table. The Company had two individuals who served as CEO during 2017. We elected to use the compensation of Mr. Lynch, our CEO as of December 31, 2017, for purposes of determining the CEO pay ratio. Mr. Lynch became CEO in September 2017. In determining Mr. Lynch's compensation, we adjusted the compensation reported on the 2017 Summary Compensation Table to reflect his compensation as if he were CEO for the full calendar year. The base salary used was annualized at the full year rate of $650,000. For purposes of calculating the CEO Pay Ratio, this resulted in total annual compensation of $13,158,718 for the CEO as opposed to the amount shown in the 2017 Summary Compensation Table of $12,696,218.

Equity Compensation Plan Information

The following table summarizes information regarding our stock incentive plans as of December 31, 2017.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders(1)	24,766,978	$8.90	18,500,050
Total	24,766,978	$8.90	18,500,050
_____________________________________________

(1)
Includes the 2014 Employee Stock Purchase Plan, 2011 Long-Term Incentive Plan (the "2011 Plan"), 2004 Stock Plan (the "2004 Plan") and 2000 Stock Incentive Plan (the "2000 Plan"). The 2011 Plan replaced the 2004 Plan, which had earlier replaced the 2000 Plan.

(2)	The calculation of the weighted average exercise price does not include 20,445,063 shares subject to restricted stock units that do not have an exercise price.

(3)
Each fiscal year (beginning with the fiscal year that commenced February 1, 2012 and ending with the fiscal year commencing January 1, 2021), the number of shares in the reserve under the 2011 Plan may be increased by the lesser of (x) 10,000,000 shares, (y) 4.0% of the outstanding shares of common stock on the last day of the prior fiscal year and (z) another amount determined by our board of directors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the U.S. Securities and Exchange Commission, and is not to be incorporated by reference in any filing of Pandora under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The audit committee of Pandora’s board of directors is composed of three independent outside directors. The audit committee has prepared the following report with respect to our audited consolidated financial statements for the year ended December 31, 2017:

•	The audit committee has reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2017.

•
The audit committee has discussed with Ernst & Young LLP ("EY"), our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301 "Communications with Audit Committees" as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

•
The audit committee has discussed with EY its independence from management and the Company, including the written disclosures and the letter regarding its independence as required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence."

•
Based on the reviews and discussions noted above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Audit committee of the board of directors:

Roger Faxon, Chairperson
Jason Hirschhorn
Michael Lynton

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Policies and Procedures for Related-Person Transactions

Our board of directors has adopted a written related-person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related person. In reviewing any such proposal, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

Relationship with Sirius XM Radio Inc. and Liberty Media Corporation

In June 2017, we entered into an Investment Agreement (the "Investment Agreement") with Sirius XM Radio Inc. ("Sirius XM") to sell 480,000 shares of Series A redeemable convertible preferred stock ("Series A Preferred Stock") for $1,000 per share, with gross proceeds of $480.0 million. The Series A shares were issued in two rounds: an initial closing of 172,500 shares for $172.5 million that occurred on June 9, 2017 upon signing the agreement with Sirius XM, and an additional closing of 307,500 shares for $307.5 million that occurred on September 22, 2017.

The Series A Preferred Stock is convertible at the option of the holders at any time into shares of our common stock at an initial conversion price of $10.50 per share of common stock and an initial conversion rate of 95.2381 shares of common stock per share of Series A Preferred Stock, subject to certain customary anti-dilution adjustments. Holders of the Series A Preferred Stock are entitled to a cumulative dividend at the rate of 6.0% per annum, payable quarterly in arrears, if and when declared. Any conversion of Series A Preferred Stock may be settled by the Company, at its option, in shares of common stock, cash or any combination thereof. However, unless and until our stockholders have approved the issuance of greater than 19.99% of the outstanding common stock, the Series A Preferred Stock may not be converted into more than 19.99% of our outstanding common stock as of June 9, 2017. As a result of the transactions contemplated by the Investment Agreement, Sirius XM beneficially owns 15.6% of our common stock as of March 7, 2018 on an as-converted basis.

As required by the Investment Agreement, the board of directors of the Company (the "Board") appointed Gregory Maffei as a Class III director of the Company and appointed each of David Frear and James Meyer as a Class II director of the Company. Mr. Maffei was appointed to serve as Chairman of the Board and a member of the Board’s Nominating and Corporate Governance Committee, and Mr. Meyer was appointed to serve as a member of the Board’s Compensation Committee.

Sirius XM Holdings Inc. is the sole stockholder of Sirius XM. Liberty Media Corporation beneficially owns, directly and indirectly, approximately 70% of the outstanding common stock of Sirius XM Holdings Inc. Mr. Maffei is the chief executive officer and president of Liberty Media Corporation.

Investor Rights Agreement

We are party to an investor rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

PROPOSAL NO. 2
ADVISORY VOTE APPROVING THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Recommendation of the Board of Directors

The board of directors recommends that you vote "FOR" the approval of the compensation of our named executive officers.

Pursuant to Section 14A of the Securities Exchange Act, this proposal provides you with an opportunity to cast a non-binding advisory vote approving the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures (a "say on pay" vote). Although, as an advisory vote, this proposal is not binding on Pandora or the board of directors, the Compensation Committee and the board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. This advisory vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

In 2012, we held an advisory vote to recommend the frequency of future say on pay votes. Based on the recommendation of our stockholders, our board of directors determined that say on pay votes would be held every three years. As required by the federal securities laws, we are conducting an advisory vote on the frequency of future say on pay votes at this annual meeting (see Proposal No. 3 below).

Our Compensation Committee is dedicated to a “pay for performance” philosophy in all of its compensation-related decision-making.

Please refer to the sections of this proxy statement entitled “Executive Compensation” for a detailed discussion of our executive compensation program, policies and practices and the compensation of our named executive officers for the year ended December 31, 2017. Our Compensation Committee believes that our executive compensation for the year ended December 31, 2017 was appropriate given Pandora’s financial and strategic results and reflects our commitment to align with stockholder interests.

Required Vote

The affirmative vote of a majority of the shares of stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

PROPOSAL NO. 3
ADVISORY VOTE RECOMMENDING THE FREQUENCY OF FUTURE ADVISORY
STOCKHOLDER VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Recommendation of the Board of Directors

The board of directors recommends a vote for “THREE YEARS” on Proposal 3 regarding the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

As required by Section 14A of the Securities Exchange Act, this proposal provides you with an opportunity to cast a non-binding advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers. You have the option to recommend that this vote should occur every one, two or three years, or to abstain from voting on this matter.

Although, as an advisory vote, this proposal is not binding on Pandora or the board of directors, the compensation committee and the board of directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

After careful consideration, our board of directors has determined that an advisory stockholder vote on named executive officer compensation that occurs every three years is the most appropriate alternative for Pandora, and therefore our board of directors recommends that you vote for a three-year interval for future stockholder advisory votes to approve the compensation of our named executive officers.

Required Vote

The board of directors will consider the frequency of the stockholder advisory vote receiving the greatest number of votes cast by shares of our stock that are present or represented by proxy and entitled to vote on this matter to be the frequency recommended by our stockholders. Abstentions will not have any effect on the advisory vote.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The board of directors recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

The audit committee of the board of directors has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2018. Ernst & Young LLP has audited our consolidated financial statements since April 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under "Fees Paid to Ernst & Young LLP" below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The board of directors, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee and the board of directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Pandora and its stockholders.

Fees Paid to Ernst & Young LLP

The aggregate fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2017 and December 31, 2016 for professional services were as follows:

	Fiscal Year Ended December 31, 2017	Fiscal Year Ended December 31, 2016
Audit Fees(1)	$3,859,194	$2,485,224
Audit-Related Fees(2)	60,000	40,925
Tax Fees(3)	544,642	678,230
All Other Fees(4)	1,995	1,995
Total	$4,465,831	$3,206,374

_____________________________________________

(1)
Audit fees include (i) fees associated with the audits of our consolidated financial statements included in our Annual Report on Form 10-K, (ii) reviews of our interim quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, (iii) audit services provided in connection with other statutory or regulatory filings (iv) consents and other items related to Securities and Exchange Commission matters and (v) consultations regarding the adoption of new accounting standards.

(2)
Audit-related fees include assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees", including attestation services related to information systems.

(3)	Tax fees include tax compliance and tax advisory services.

(4)	All other fees include subscription fees paid for access to the firm’s accounting and financial reporting research tool.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the audit committee charter, the audit committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The audit committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The audit committee has considered the role of Ernst & Young LLP in providing tax and audit services and other permissible non-audit services to Pandora and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions. All of the services provided by Ernst & Young LLP as described in the table above were pre-approved by the audit committee.

Required Vote

The ratification of the selection of Ernst & Young LLP will be approved if it receives the affirmative vote of a majority of the shares of stock present in person or represented by proxy and entitled to vote on the item.

PROPOSAL NO. 5
APPROVAL OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the amendment to the Amended and Restated Certificate of Incorporation.

Required Vote

The affirmative vote of a majority of the shares of stock present in person or represented by proxy and entitled to vote on the item will be required to approve the amendment to our certificate of incorporation. Abstentions will have the same effect as negative votes for this proposal.

Introduction

In 2016, we requested, and stockholders approved, an amendment to our Amended and Restated Certificate of Incorporation (the "2016 Amendment") to comply with the conditions imposed by the Federal Communications Commission (“FCC”) in the Declaratory Ruling issued on May 1, 2015 (the “Declaratory Ruling”) in connection with our acquisition of the license to operate the FM radio station KXMZ.

In 2017, we divested KXMZ, including the license to operate the FM radio station, and, as a result, we are no longer subject to the conditions imposed by the FCC which warranted the 2016 Amendment and other requirements imposed by the Declaratory Ruling. We are seeking stockholder approval for an amendment to the 2016 Amendment to remove the limitations imposed on us by the Declaratory Ruling by deleting Article XI of our Amended and Restated Certificate of Incorporation in its entirety.

Summary of the Proposed Amendment to the Amended and Restated Certificate of Incorporation

The Amendment removes our ability to, among other things, request that certain stockholders furnish to us certain information, including but not limited to information with respect to such stockholders’ citizenship, ownership structure and other ownership interests and affiliations, that we are currently able to reasonably request, and to take certain remedial actions to mitigate foreign ownership issues, if we believe that the ownership or proposed ownership of shares of our capital stock by any stockholder might (i) result in any inconsistency with or violation of the laws administered or enforced by the FCC, including the Communications Act, (ii) materially limit or materially impair any existing business activity of the Company or any of its subsidiaries under such laws, (iii) materially limit or materially impair under such laws the acquisition of an attributable interest in a full-power radio station by the Company or any of its subsidiaries, (iv) subject us or any of our subsidiaries to any regulation by such laws having a material effect on us or any of our subsidiaries, or (v) be subject to FCC reporting requirements regarding such stockholder.

A copy of Article XI of the 2016 Amendment reflecting the changes that would be implemented upon stockholder approval of this Proposal 5 is attached as Appendix A to this proxy statement.

AVAILABILITY OF ANNUAL REPORT

Our Annual Report is being made available with this proxy statement.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC, exclusive of exhibits, may be obtained for free by directing written requests to Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or by calling (510) 842-6960. You may also obtain our Annual Report on Form 10-K on the SEC’s website (https://www.sec.gov) or our Annual Report, including our Annual Report on Form 10-K on our Investor Relations website (http://investor.pandora.com) in the "Annual Reports and Proxies" section.

OTHER MATTERS

As of the date of this proxy statement, we are not aware of any matters that are expected to come before the Annual Meeting other than those referenced in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Proposals of stockholders that are intended to be included in our proxy statement for our 2019 Annual Meeting must be received by our Corporate Secretary no later than December 10, 2018 so that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2019 Annual Meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to our Corporate Secretary at our principal executive offices not less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders (as long as the date of the Annual Meeting is not advanced more than 30 days or delayed more than 70 days after the anniversary date). Therefore, our Corporate Secretary must receive notice of such proposal for the 2019 Annual Meeting no later than the close of business on February 20, 2019 and not earlier than the close of business on January 21, 2019. If the notice is received after February 20, 2019 or before January 21, 2019 it will be considered untimely and we will not be required to present it at the 2019 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen Bené
General Counsel and Corporate Secretary
[___], 2018

Appendix A

ARTICLE XI OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF PANDORA MEDIA, INC.

(Deletions marked with strikethrough and additions marked with underlining)

~~ARTICLE XI~~
~~STOCK OWNERSHIP AND THE FEDERAL COMMUNICATIONS LAWS~~
~~(A) Restrictions on Stock Ownership or Transfer. As contemplated by this Article XI, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would (1) be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limit or materially impair any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limit or materially impair under the Federal Communications Laws the acquisition of an attributable interest in a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party or (4) subject the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership. For purposes of this Article XI, the term “Federal Communications Laws” shall mean any law administered or enforced by the Federal Communications Commission or any successor governmental agency (the “FCC”), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder pertaining to the ownership and/or operation or regulating the business activities of (a) any radio station or other medium of mass communications or (b) any provider of programming content to any such medium. The Corporation may, but is not required to, take any action permitted under this Article XI; and the grant of specific powers to the Corporation under this Article XI shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.~~
~~(B) Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may (1) result in any inconsistency with or violation of the Federal Communications Laws as set forth in Section A of this Article XI, including, without limitation, any inconsistency with or violation of Section 310(b) of the Communications Act or Section 73.3555 of the FCC’s regulations as set forth in 47 C.F.R. 73.3555, (2) materially limit or materially impair any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limit or materially impair under the Federal Communications Laws the acquisition of an attributable interest in a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary is considering entering into a definitive agreement with a third party, (4) subject the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership or proposed ownership or (5) be subject to FCC reporting requirements regarding such person, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.~~
~~(C) Denial of Rights, Refusal to Transfer. (1) If (i) any person from whom information is requested pursuant to Section B of this Article XI does not provide all the information requested by the Corporation completely and accurately in a timely manner or (ii) the Corporation shall conclude that a stockholder’s ownership, conversion, or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation, either alone or in combination with other existing or proposed ownership of shares of capital stock of any other person, would result in (a) an inconsistency with or violation of the Federal Communications Laws, (b) a material limitation or material impairment of any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (c) a material limitation or material impairment under the Federal Communications Laws of the acquisition of an attributable interest in a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party or (d) subjecting the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the~~

~~Corporation or any subsidiary of the Corporation would not be subject but for such ownership or proposed ownership, then in the case of either clause (i) or any provision of clause (ii) of this Section C(1), the Corporation may (A) refuse to permit the transfer to such proposed stockholder or conversion by such stockholder of shares of capital stock of the Corporation, (B) require the conversion of any or all shares of capital stock held by such stockholder into shares of any other class of capital stock in the Corporation with equivalent economic value, (C) require the exchange of any or all shares of capital stock held by such stockholder for warrants to acquire, at a nominal exercise price, the same number and class of shares of capital stock in the Corporation, (D) condition the acquisition (including due to conversion) of such shares of capital stock on the prior consent of the FCC, to the extent such consent is required, (E) redeem any or all such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in Section C(2) of this Article XI, and/or (F) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed stockholder, with a view towards obtaining such information or preventing or curing any situation described in clause (i) or in any provision of clause (ii) of this Section C(1).~~
~~(2) Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C(1)(E) of this Article XI shall be as follows:~~
~~(i) the redemption price of any shares of capital stock of the Corporation to be redeemed pursuant to Section C(1)(E) of this Article XI shall be equal to the Fair Market Value (as hereinafter defined) of such shares;~~
~~(ii) the redemption price of such shares will be paid in cash;~~
~~(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;~~
~~(iv) at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the stock certificates or compliance with The Depositary Trust Company or any successor depositary (“DTC”) policies and procedures for the redemption of book-entry securities for their redeemed shares;~~
~~(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on capital stock (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and~~
~~(vi) such other terms and conditions as the Board of Directors shall determine in good faith.~~
~~(3) For purposes of this Section C:~~
~~(a) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(2)(iv) of this Article XI; provided, however, that if such shares of capital stock are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 30 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(2)(iv) of this Article XI, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased such stockholder’s shares of capital stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such stockholder.~~
~~(b) “person” shall mean not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures, trusts and other legal entities.~~
~~(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of capital stock of the Corporation pursuant to Section C(1)(E) of this Article XI or the date specified in Section C(2)(iv) of this Article XI, as the case may be.~~
~~(d) “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.~~

~~(4) The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article XI and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.~~
~~D. Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XI permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of this Article XI. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of this Article XI. The Board of Directors may delegate all or any portion of its powers under this Article XI to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article XI through duly authorized officers or agents of the Corporation. Nothing in this Article XI shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.~~
~~E. Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to this Article XI (including, without limitation, Section B of this Article XI) and the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the principal accounting officer of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making any determinations and findings contemplated by this Article XI. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of stock of the Corporation owned by any stockholder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of stock of the Corporation.~~
~~F. Severability. If any provision of this Article XI or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XI or the application of such provision to any other person.~~

PANDORA MEDIA, INC. 2101 WEBSTER STREET SUITE 1650 OAKLAND, CA 94612
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PANDORA MEDIA, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Class I directors:
	☐	☐	☐
1. Election of Directors
Nominee:
1a. Roger Faxon
1b. Tim Leiweke
1c. Mickie Rosen
The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐
The Board of Directors recommends you vote 3 Years on the following proposal:				1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.				☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.					☐	☐	☐
5. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to remove certain foreign ownership restrictions on our stock.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

PANDORA MEDIA, INC. Annual Meeting of Stockholders May 21, 2018 at 9:00 AM PT This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Roger Lynch, Naveen Chopra and Stephen Bené and, each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of PANDORA MEDIA, INC., registered in the name of the undersigned, as of March 26, 2018, at the Annual Meeting of Stockholders of PANDORA MEDIA, INC. to be held May 21, 2018 at 9:00 AM PT at One Kaiser Plaza, Suite 235, Oakland, California 94612 and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2018 Annual Meeting and Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e., FOR the election of the director nominees (Proposal 1), FOR Proposals 2, 4 and 5, and 3 YEARS for Proposal 3). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side